Exhibit 99.2

Exhibit 99.2 Assured Guaranty Re Ltd. (a wholly-owned Subsidiary of Assured Guaranty Ltd.) Consolidated Financial Statements December 31, 2011 and 2010

Page(s) Report of Independent Auditors 1 Consolidated Balance Sheets as of December 31, 2011 and 2010 Consolidated Statements of Operations for the years ended December 31, 2011 and 2010  3 Consolidated Statements of Comprehensive Income for the years ended December 31, 2011 and 2010  4 Consolidated Statements of Shareholder's Equity for the years ended December 31, 2011 and 2010  5 Consolidated Statements of Cash Flows for the years ended December 31, 2011 and 2010  6 Notes to Consolidated Financial Statements 7 Assured Guaranty Re Ltd. Index to consolidated Financial Statements December 31, 2011 and 2010

Report of Independent Auditors To the Board of Directors and Shareholder of Assured Guaranty Re Ltd.: In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income, of shareholder’s equity, and of cash flows present fairly, in all material respects, the financial position of Assured Guaranty Re Ltd. and its subsidiaries (the “Company”) at December 31, 2011 and December 31, 2010, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. /s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP New York, New York May 17, 2012

Assured Guaranty Re Ltd. Consolidated Balance Sheets (dollars in thousands except per share and share amounts) As of December 31, 2011 2010 Assets Investment portfolio: Fixed maturity securities, available-for-sale, at fair value (amortized cost of $2,309,435 and $2,143,885) $2,442,567 $2,228,678 Short-term investments, at fair value 75,912 105,528 Total investment portfolio 2,518,479 2,334,206 Cash 22,251 14,534 Premiums receivable, net of ceding commissions payable 272,582 348,074 Ceded unearned premium reserve 1,251 356 Deferred acquisition costs 348,886 375,383 Reinsurance recoverable on unpaid losses 279 384 Salvage and subrogation recoverable 34,967 88,025 Credit derivative assets 76,784 103,542 Deferred tax asset, net 7,027 13,131 Current income tax receivable — 2,529 Other assets 46,915 46,462 Total assets $3,329,421 $3,326,626 Liabilities and shareholder’s equity Unearned premium reserve $1,244,135 $1,332,151 Loss and loss adjustment expense reserve 241,619 178,320 Reinsurance balances payable, net 13,573 3,754 Credit derivative liabilities 337,177 446,439 Current income tax payable 941 — Other liabilities 19,319 16,399 Total liabilities 1,856,764 1,977,063 Commitments and contingencies (See Note 12) Preferred stock ($0.01 par value, 2 shares authorized; none issued and outstanding in 2011 and 2010) — — Common stock ($1.00 par value, 1,377,587 shares authorized, issued and outstanding in 2011 and 2010) 1,378 1,378 Additional paid-in capital 856,604 856,604 Retained earnings 487,480 409,275 Accumulated other comprehensive income, net of deferred tax provision (benefit) of $5,937 and $2,487 127,195 82,306 Total shareholder’s equity 1,472,657 1,349,563 Total liabilities and shareholder’s equity $3,329,421 $3,326,626 The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd. Consolidated Statements of Operations (in thousands) Year Ended December 31, 2011 2010 Revenues Net earned premiums $149,932 $153,614 Net investment income 96,093 85,086 Net realized investment gains (losses): Other-than-temporary impairment losses (2,651) (1,496) Less: portion of other-than-temporary impairment loss recognized in other comprehensive income — (661) Other net realized investment gains (losses) 1,802 8,386 Net realized investment gains (losses) (849) 7,551 Net change in fair value of credit derivatives: Realized gains and other settlements (10,181) 13,511 Net unrealized gains (losses) 86,025 (7,970) Net change in fair value of credit derivatives 75,844 5,541 Other income (loss) 2,475 (16,024) Total Revenues 323,495 235,768 Expenses Loss and loss adjustment expenses 89,338 106,136 Amortization of deferred acquisition costs 42,778 34,069 Other operating expenses 23,063 22,578 Total Expenses 155,179 162,783 Income (loss) before income taxes 168,316 72,985 Provision (benefit) for income taxes Current 1,458 1,528 Deferred 2,653 (4,085) Total provision (benefit) for income taxes 4,111 (2,557) Net income (loss) $164,205 $75,542 The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd. Consolidated Statements of Comprehensive Income (in thousands) Year Ended December 31, 2011 2010 Net income (loss) $164,205 $75,542 Unrealized holding gains (losses) arising during the period, net of tax provision (benefit) of $3,372 and $879 44,118 52,614 Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $(78) and $264 (771) 7,287 Other comprehensive income (loss) 44,889 45,327 Comprehensive income (loss) $209,094 $120,869 The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd. Consolidated Statements of Shareholder’s Equity Years Ended December 31, 2011 and 2010 (in thousands) Preferred Stock Common Stock Additional Paid-in Capital Retained Earnings Accumulated Other Comprehensive Income Total Shareholder’s Equity Balance, December 31, 2009 $— $1,378 $856,604 $357,733 $36,979 $1,252,694 Net income — — — 75,542 — 75,542 Dividends — — — (24,000) — (24,000) Change in unrealized gains (losses) on: Investments with no other-than-temporary impairment — — — — 36,946 36,946 Investments with other-than-temporary impairment — — — — 15,668 15,668 Less: reclassification adjustment for gains (losses) included in net income (loss) — — — — 7,287 7,287 Balance, December 31, 2010 — 1,378 856,604 409,275 82,306 1,349,563 Net income — — — 164,205 — 164,205 Dividends — — — (86,000) — (86,000) Change in unrealized gains (losses) on: Investments with no other-than-temporary impairment — — — — 44,869 44,869 Investments with other-than-temporary impairment — — — — (751) (751) Less: reclassification adjustment for gains (losses) included in net income (loss) — — — — (771) (771) Balance, December 31, 2011 $— $1,378 $856,604 $487,480 $127,195 $1,472,657 The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd. Consolidated Statements of Cash Flows (in thousands) Year Ended December 31, 2011 2010 Operating activities Net income (loss) $164,205 $75,542 Adjustments to reconcile net income (loss) to net cash flows provided by operating activities: Non-cash operating expenses 20 40 Net amortization of premium (accretion of discount) on fixed maturity securities 19 2,820 Provision (benefit) for deferred income taxes 2,653 (4,085) Net realized investment losses (gains) 849 (7,551) Net unrealized losses on credit derivatives (86,025) 7,970 Change in deferred acquisition costs 26,497 (33,370) Change in premiums receivable, net of ceding commissions 75,498 98,013 Change in ceded unearned premium reserve (895) 158 Change in unearned premium reserve (88,016) 30,679 Change in loss and loss adjustment expense reserve, net 126,275 27,773 Other changes in credit derivatives assets and liabilities, net 3,521 24,009 Change in current income taxes 3,470 1,528 Other 2,435 (32,281) Net cash flows provided by (used in) operating activities 230,506 191,245 Investing activities Fixed maturity securities: Purchases (718,321) (890,348) Sales 284,052 314,303 Maturities 267,815 293,219 Net sales (purchases) of short-term investments 29,651 119,187 Net cash flows provided by (used in) investing activities (136,803) (163,639) Financing activities Dividends paid (86,000) (24,000) Net cash flows provided by (used in) financing activities (86,000) (24,000) Effect of exchange rate changes 14 (7) Increase (decrease) in cash 7,717 3,599 Cash at beginning of year 14,534 10,935 Cash at end of year $22,251 $14,534 Supplemental cash flow information Cash paid during the period for: Income taxes $412 $— The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd. Notes to Consolidated Financial Statements December 31, 2011 and 2010 1. Business and Basis of Presentation Business Assured Guaranty Re Ltd. (“AG Re” or together with its subsidiaries, the “Company”) is incorporated under the laws of Bermuda and is licensed as a Class 3B Insurer under the Insurance Act 1978 and related regulations of Bermuda. AG Re had applied to the Bermuda Monetary Authority to cancel its long-term registration and such registration was ordered cancelled effective December 16, 2010. AG Re owns Assured Guaranty Overseas US Holdings Inc. (“AGOUS”), a Delaware corporation, which owns the entire share capital of a Bermuda reinsurer, Assured Guaranty Re Overseas Ltd. (“AGRO”). AG Re and AGRO underwrite financial guaranty reinsurance. AG Re and AGRO have written business as reinsurers of third-party primary insurers and as reinsurers/retrocessionaires of certain affiliated companies. Under a reinsurance agreement, the reinsurer, in consideration of a premium paid to it, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more insurance policies that the ceding company has issued. AGRO owns Assured Guaranty Mortgage Insurance Company (“AGMIC”), a New York corporation that is authorized to provide mortgage guaranty insurance and reinsurance. AG Re is wholly owned by Assured Guaranty Ltd. (“AGL” and together with its subsidiaries “Assured Guaranty”), a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (“U.S.”) and international public finance, infrastructure and structured finance markets. The Company’s affiliates: Assured Guaranty Corp. (“AGC”) and Assured Guaranty Municipal Corp. (“AGM”), together (“the affiliated ceding companies”) account for all new business written by the Company in 2011 and 2010. The Company reinsures financial guaranty insurance and credit derivative contracts under quota share and excess of loss treaties. Financial guaranty insurance contracts provide an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest when due. Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts and only occurs upon one or more defined credit events such as failure to pay or bankruptcy, in each case, as defined within the transaction documents, with respect to one or more third party referenced securities or loans. Financial guaranty contracts accounted for as credit derivatives are comprised of credit default swaps (“CDS”). In general, the Company and its ceding companies structure credit derivative transactions such that the circumstances giving rise to the obligation to make loss payments are similar to those for financial guaranty contracts accounted for as insurance but are governed by International Swaps and Derivative Association, Inc. (“ISDA”) documentation and operate differently from financial guaranty accounted for as insurance.Public finance obligations assumed by the Company consist primarily of general obligation bonds supported by the issuers’ taxing powers, tax-supported bonds and revenue bonds and other obligations of states, their political subdivisions and other municipal issuers supported by the issuers’ or obligors’ covenant to impose and collect fees and charges for public services or specific projects. Public finance obligations include obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including government office buildings, toll roads, health care facilities and utilities. Structured finance obligations assumed by the Company are generally issued by special purpose entities and backed by pools of assets such as residential or commercial mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value. The Company will also insure or reinsure other specialized financial obligations. The Company currently does not underwrite any direct or assumed new U.S. residential mortgage backed security (“RMBS”) transactions. See Note 3 for outstanding U.S. RMBS exposures. The Company manages its business with the goal of achieving high financial strength ratings. However, the models used by the nationally recognized statistical rating organizations (“NRSROs”) differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The models are not fully transparent, contain subjective data (such as assumptions about future market demand for the Company’s products) and change frequently. Ratings reflect only the views of the respective NRSROs and are subject to continuous review and revision or withdrawal at any time.

Unless otherwise noted, ratings on Assured Guaranty’s insured portfolio reflect Assured Guaranty’s internal ratings. Assured Guaranty’s ratings scale is similar to that used by the NRSROs; however, the ratings in these financial statements may not be the same as those assigned by any such rating agency. The super senior category, which is not generally used by rating agencies, is used by Assured Guaranty in instances where Assured Guaranty’s AAA-rated exposure on its internal rating scale (which does not take into account Assured Guaranty’s financial guaranty) has additional credit enhancement due to either (1) the existence of another security rated AAA that is subordinated to Assured Guaranty’s exposure or (2) Assured Guaranty’s exposure benefiting from a different form of credit enhancement that would pay any claims first in the event that any of the exposures incurs a loss, and such credit enhancement, in management’s opinion, causes Assured Guaranty’s attachment point to be materially above the AAA attachment point. Basis of Presentation The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The consolidated financial statements include the accounts of AG Re and its subsidiaries. Intercompany accounts and transactions between and among AG Re and its subsidiaries have been eliminated. Certain prior year balances have been reclassified to conform to the current year’s presentation. In June 2011, the Financial Accounting Standards Board (“FASB”) issued guidance that eliminates the option to report other comprehensive income and its components in the statement of changes in stockholders’ equity and requires an entity to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement or in two separate but consecutive statements. Upon adoption, the Company will expand the Consolidated Statements of Comprehensive Income to include the other comprehensive income items now presented in the Consolidated Statement of Shareholders’ Equity. In December 2011, the FASB issued authoritative guidance to defer the effective date for those aspects of the guidance relating to the presentation of reclassification adjustments out of accumulated other comprehensive income (“AOCI”). The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company will adopt this guidance in the first quarter of 2012 with full retrospective application. In December 2011, the FASB issued guidance which will require disclosures for entities with financial instruments and derivatives that are either offset on the balance sheet or subject to a master netting arrangement. The guidance is effective for interim and annual periods beginning on or after January 1, 2013. Significant Accounting Policies The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to foreign currency transactions, are reported in the consolidated statement of operations. Cash consists of cash on hand and demand deposits. The following table identifies the Company’s most significant accounting policies and the note references where a detailed description of each policy can be found. Significant Accounting Policies Premium revenue recognition on financial guaranty contracts accounted for as insurance Note 4 Loss and loss adjustment expense on financial guaranty contracts accounted for as insurance Note 4 Policy acquisition costs Note 4 Fair value measurement Note 5 Credit derivatives Note 6 Investments Note 7 Income taxes Note 9

2. Business Changes, Risks, Uncertainties and Accounting Developments Summarized below are updates of the most significant events relevant to the reporting periods that have had, or may have in the future, a material effect on the financial position, results of operations or business prospects of the Company. Market Conditions The volatility and uncertainty in the global financial markets over the past two years, including depressed home prices, increased foreclosures, lower equity market values, high unemployment, reduced business and consumer confidence and the risk of increased inflation, have continued throughout 2011. While there have been signs of a recovery as seen by a decline in the unemployment rate and stabilizing home prices as well as rising equity markets, management cannot assure that volatility and disruption will not return to these markets in the near term. The Company's business and its financial condition will continue to be subject to the risk of global financial and economic conditions that could materially and negatively affect the demand for its products, the amount of losses incurred on transactions it guarantees, and its financial ratings. These conditions may adversely affect the Company's future profitability, financial position, investment portfolio, cash flow, statutory capital and financial strength ratings. The economic crisis caused many state and local governments that issue some of the obligations the Company assumes to experience significant budget deficits and revenue collection shortfalls that require them to significantly raise taxes and/or cut spending in order to satisfy their obligations. While the U.S. government has provided some financial support to state and local governments, significant budgetary pressures remain. If the issuers of the obligations in the Company's public finance portfolio do not have sufficient funds to cover their expenses and are unable or unwilling to raise taxes, decrease spending or receive federal assistance, the Company may experience increased levels of losses or impairments on its public finance obligations, which would materially and adversely affect its business, financial condition and results of operations. Additionally, future legislative, regulatory or judicial changes in the jurisdictions regulating the Company may adversely affect its ability to pursue its current mix of business, materially impacting its financial results. Internationally, several European countries are experiencing significant economic, fiscal and /or political strains. The Company is closely monitoring its exposures in European countries where it believes heightened uncertainties exist: specifically, Greece, Hungary, Ireland, Italy, Portugal and Spain (the "Selected European Countries"). See Note 3, Outstanding Exposure. Rating Actions Standard and Poor's Ratings Services ("S&P") and Moody's Investors Service, Inc ("Moody's") have downgraded the insurance financial strength ratings of AG Re and its insurance subsidiaries over the course of the last several years. On March 20, 2012, Moody's Investors Service, Inc. ("Moody's") placed the ratings of Assured Guaranty, including the Insurance Financial Strength ratings for the Company and its affiliated insurance operating companies on review for possible downgrade. As of the date of this document, S&P rates the Company AA- (outlook stable) while Moody's rates the Company Al (on review for possible downgrade). There can be no assurance that S&P and Moody's will not take further action on the Company's ratings. See Note 6 and Note 10 for more information regarding the effect of S&P and Moody's rating actions on the financial guaranty business, the credit derivative business and the assumed reinsurance business of the Company. The financial strength ratings are an important competitive factor in the financial guaranty reinsurance market. If the financial strength or financial enhancement ratings of the Company were reduced below current levels, the Company expects it would have further adverse effects on its future business opportunities and consequently, a downgrade could harm the Company's new business production and results of operations in a material respect. Recoveries for Breaches of Representations and Warranties On April 14, 2011, AGC and AGM, the Company's affiliated ceding companies ("the affiliated ceding companies") reached a comprehensive agreement with Bank of America Corporation and its subsidiaries, including Countrywide Financial Corporation and its subsidiaries (collectively, "Bank of America"), regarding their liabilities with respect to 29 RMBS transactions insured by the affiliated ceding companies, including claims relating to reimbursement for breaches of representations and warranties ("R&W") and historical loan servicing issues ("Bank 9 of America Agreement"). Of the 29 RMBS transactions, eight are second lien transactions and 21 are first lien transactions, all of which were insured through financial guaranty insurance policies except for one first lien transaction where credit protection was provided in credit derivative form. The Bank of America Agreement covers Bank of America-sponsored securitizations that AGM or AGC has insured, as well as certain other securitizations that AGM or AGC has insured containing concentrations of Countrywide-originated loans. The transactions covered by the Bank of America Agreement have a gross par outstanding of $0.4 billion ($0.4 billion net par outstanding as of December 31, 2011), with 22% of AG Re's total below-investment grade ("BIG") RMBS net par outstanding covered by the Bank of America Agreement. Bank of America paid the affiliated ceding companies $1,042.7 million in 2011 and $57 3 million in March 2012 in respect of covered second lien transactions. In consideration of the $1.1 billion, the affiliated ceding companies have agreed to release their claims for the repurchase of mortgage loans underlying the eight second lien transactions (i.e., affiliated ceding companies, and therefore, the Company, will retain the risk of future insured losses without further offset for R&W claims against Bank of America). The Company's assumed portion of the second lien settlement was $104.5 million. In addition, Bank of America will reimburse the affiliated ceding companies 80% of claims the affiliated ceding companies pay on the 21 first lien transactions, until aggregate collateral losses on such RMBS transactions reach $6.6 billion. As of December 31, 2011, collateral losses for covered first lien transactions were $2.0 billion. The affiliated ceding companies account for the 80% loss sharing agreement with Bank of America as subrogation. As the affiliated ceding companies calculate expected losses for these 21 first lien transactions, such expected losses will be offset by an R&W benefit from Bank of America for 80% of these amounts. As of December 31, 2011, Bank of America had placed $941.2 million of eligible assets in trust in order to collateralize the reimbursement obligation relating to the first lien transactions. The amount of assets required to be posted may increase or decrease from time to time, as determined by rating agency requirements. As of December 31, 2011, before cessions to reinsurers, AGC and AGM had collected $58.8 million, had submitted invoices for an additional $6 7 million in claims paid in December 2011 and expected to collect an additional $567 9 million, on a discounted basis, for covered first lien transactions under the Bank of America Agreement. The Company reinsured 18 of the first lien transactions covered by the Bank of America Agreement, representing $120.4 million of BIG net par outstanding and $1.0 million in assumed net expected loss to be paid, on a discounted basis. The affiliated ceding companies are continuing to pursue other representation and warranty providers for U.S. RMBS transactions they have insured and which the Company has reinsured. See "—Recovery Litigation" in Note 4 of these Financial Statements, Financial Guaranty Insurance Contracts, for a discussion of the litigation proceedings the affiliated ceding companies have initiated against other R&W providers. 3. Outstanding Exposure The Company's direct and assumed financial guaranty contracts are written in either insurance or credit derivative form, but collectively are considered financial guaranty contracts. They typically guarantee the scheduled payments of principal and interest ("Debt Service") on public finance and structured finance obligations. The Company seeks to limit its exposure to losses by underwriting obligations that are investment grade at inception, diversifying its portfolio and maintaining rigorous subordination or collateralization requirements on structured finance obligations. Debt Service Outstanding Gross Debt Service Outstanding Net Debt Service Outstanding December 31, December 31, December 31, December 31, 2011 2010 2011 2010 (in millions) Public finance $195,637 $200,327 $195,637 $200,327 Structured finance 20,248 25,406 20,210 25,368 Total financial guaranty  $215,885 $225,733 $215,847 $225,695 10

Summary of Public and Structured Finance Insured Portfolio Net Par Outstanding As of December 31, Sector 2011 2010 Public finance: (in millions) U.S.: General obligation $43,855 $44,345 Tax backed 21,073 21,641 Municipal utilities 14,494 14,935 Transportation 9,654 9,774 Healthcare 6,029 6,503 Higher education 4,984 4,887 Infrastructure finance 1,918 1,933 Housing 821 920 Investor-owned utilities 589 881 Other public finance—U.S. 1,856 1,945 Total public finance—U.S. 105,273 107,764 Non-U.S.: Regulated utilities 5,781 5,908 Infrastructure finance 3,255 3,487 Pooled infrastructure 1,497 1,583 Other public finance—non-U.S. 846 878 Total public finance—non-U.S. 11,379 11,856 Total public finance obligations $116,652 $119,620 Structured finance: U.S.: Pooled corporate obligations $4,741 $ 6,380 RMBS 2,926 3,306 Insurance securitizations 1,515 1,281 Consumer receivables 1,403 1,809 Commercial Mortgage-Backed Securities (“CMBS”) and other commercial real estate related exposures 1,168 1,616 Commercial receivables 636 1,007 Structured credit 132 733 Other structured finance—U.S. 612 172 Total structured finance—U.S. 13,133 16,304 Non-U.S.: Pooled corporate obligations 2,334 2,701 Commercial receivables 970 939 Insurance securitizations 719 648 Structured credit 296 405 RMBS 56 581 CMBS and other commercial real estate related exposures 45 63 Other structured finance—non-U.S. 3 10 Total structured finance—non-U.S. 4,423 5,347 Total structured finance obligations. $17,556 $ 21,651 Total(1) $134,208 $141,271 (1) Net of cessions of $38 million and $38 million as of December 31, 2011 and December 31, 2010, respectively. As of December 31, 2011, the Company’s net mortgage guaranty insurance in force was approximately $171.6 million. Of the $171.6 million, $136.1 million covers loans originated in Ireland and $35.5 million covers loans originated in the UK.

Financial Guaranty Portfolio by Internal Rating

Rating Category	Public Finance U.S. Net Par Outstanding	%	Public Finance Non-U.S. Net Par Outstanding	%	Structured Finance U.S. Net Par Outstanding	%	Structured Finance Non-U.S. Net Par Outstanding	%	Total Net Par Outstanding	%
	As of December 31, 2011									
	(dollars in millions)									
Super senior	$—	—%	$391	3.4%	$1,576	12.0%	$417	9.4%	$2,384	1.8%
AAA	1,043	1.0	69	0.6	3,569	27.2	1,361	30.8	6,042	4.5
AA	39,089	37.1	638	5.6	1,338	10.2	123	2.8	41,188	30.7
A	53,485	50.8	3,176	27.9	1,797	13.7	619	14.0	59,077	44.0
BBB	9,905	9.4	6,578	57.9	1,944	14.8	1,046	23.6	19,473	14.5
BIG	1,751	1.7	527	4.6	2,909	22.1	857	19.4	6,044	4.5
Total net par outstanding	$105,273	100.0%	$11,379	100.0%	$13,133	100.0%	$4,423	100.0 %	$134,208	100.0 %

Rating Category	Public Finance U.S. Net Par Outstanding	%	Public Finance Non-U.S. Net Par Outstanding	%	Structured Finance U.S. Net Par Outstanding	%	Structured Finance Non-U.S. Net Par Outstanding	%	Total Net Par Outstanding	%
	As of December 31, 2010									
	(dollars in millions)									
Super senior	$—	—%	$465	3.9%	$1,900	11.7%	$537	10.0%	$2,902	2.1%
AAA	1,536	1.4	67	0.6	4,717	28.9	2,009	37.6	8,329	5.9
AA	44,412	41.2	620	5.2	2,012	12.3	220	4.1	47,264	33.5
A	50,548	46.9	3,266	27.5	1,918	11.8	704	13.2	56,436	39.9
BBB	10,021	9.3	6,874	58.0	2,842	17.4	1,216	22.7	20,953	14.8
BIG	1,247	1.2	564	4.8	2,915	17.9	661	12.4	5,387	3.8
Total net par outstanding	$107,764	100.0%	$11,856	100.0%	$16,304	100.0%	$5,347	100.0 %	$141,271	100.0%

Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Expected Amortization of Net Par Outstanding of Financial Guaranty Insured Obligations

Terms to Maturity	Public Finance	Structured Finance	Total
	December 31, 2011		
	(in millions)		
0 to 5 years	$22,651	$10,304	$32,955
5 to 10 years	23,260	2,655	25,915
10 to 15 years	24,705	1,322	26,027
15 to 20 years	17,777	400	18,177
20 years and above	28,259	2,875	31,134
Total net par outstanding	$116,652	$17,556	$134,208

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The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas. The following table sets forth those geographic areas with an aggregate of 2.0% or more of the Company's net par amount outstanding.

Geographic Distribution of Financial Guaranty Portfolio as of December 31, 2011

	Number of Risks	Net Par Amount Outstanding	Percent of Total Net Par Amount Outstanding
		(dollars in millions)	
U.S.:			
U.S Public finance:			
California	1,114	$15,840	11.8%
New York	761	8,893	6.6
Texas	1,002	7,516	5.6
Florida	319	7,024	5.2
Pennsylvania	881	6,947	5.2
Illinois	719	6,379	4.8
New Jersey	502	3,999	3.0
Michigan	542	3,620	2.7
Massachusetts	214	3,417	2.5
Washington	250	3,007	2.2
Other states	4,019	38,631	28.8
Total U.S public finance	10,323	105,273	78.4
U.S. Structured finance (multiple states)	888	13,133	9.8
Total U.S.	11,211	118,406	88.2
Non-U.S.:			
United Kingdom	109	8,266	6.2
Australia	31	2,166	1.6
France	13	1,125	0.8
Italy	11	401	0.3
Canada	12	350	0.3
Other	95	3,494	2.6
Total non-U.S.	271	15,802	11.8
Total	11,482	$134,208	100.0%

Economic Exposure to the Selected European Countries

Several European countries are experiencing significant economic, fiscal and/or political strains such that the likelihood of default on obligations with a nexus to those countries may be higher than the Company anticipated when such factors did not exist. The Company is closely monitoring its exposures in European countries where it believes heightened uncertainties exist: specifically the Selected European Countries. Published reports have identified countries that may be experiencing reduced demand for their sovereign debt in the current environment. The Company selected these European countries based on these reports and its view that their credit fundamentals are deteriorating. The Company's economic exposure to the Selected European Countries (based on par for financial guaranty contracts and notional amount for financial guaranty contracts accounted for as derivatives) is shown in the following table net of ceded reinsurance.

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Net Economic Exposure to Selected European Countries(1)
December 31, 2011

	Greece	Hungary	Ireland	Italy	Portugal	Spain	Total
				(in millions)			
Sovereign and sub-sovereign exposure:							
Public finance	$93	$—	$—	$181	$16	$47	$337
Infrastructure finance	—	85	6	65	36	4	196
Sub-total	93	85	6	246	52	51	533
Non-sovereign exposure:							
Regulated utilities	—	—	—	91	—	3	94
RMBS	—	9	136	18	—	—	163
Commercial receivables	—	0	12	7	3	8	30
Pooled corporate	9	—	35	39	1	109	193
Sub-total	9	9	183	155	4	120	480
Total	$102	$94	$189	$401	$56	$171	$1,013
Total BIG	$93	$75	$0	$39	$26	$—	$233

(1) While the Company's exposures are shown in U.S. dollars, the obligations the Company insures are in various currencies, including U.S. dollars, Euros and British pounds sterling. Included in the table above is $136.1 million of reinsurance assumed on a 2004 - 2006 pool of Irish residential mortgages that is part of the Company's legacy mortgage reinsurance business ($171.6 million remaining, including the Irish exposure) and so is not included in the Company's exposure tables elsewhere in this document. One of the residential mortgage-backed securities included in the table above includes residential mortgages in both Italy and Germany, and only the portion of the transaction equal to the portion of the original mortgage pool in Italian mortgages is shown in the table.

Significant Risk Management Activities

The Risk Oversight and Audit Committees of the Board of Directors of AGL oversee AG Re's risk management policies and procedures. With input from the board committees, specific risk policies and limits are set by AGL's Portfolio Risk Management Committee, which includes members of senior management and senior Credit and Surveillance officers of Assured Guaranty. The AG Re Reserve Committee is composed of the President, Chief Credit Officer and Financial Controller of AG Re and reviews its reserving methodology with the AG Re board of directors. The committee reviews the reserve methodology and assumptions for each major asset class or significant BIG transaction, as well as the loss projection scenarios used and the probability weights assigned to those scenarios. The AG Re Credit Committee is composed of the President and Chief Credit Officer of the Company. The AG Re Credit Committee reviews the underwriting guidelines and methodology with the AG Re board of directors to ensure these guidelines are in agreement with the Company's overall risk strategy. In addition, the Credit Committee is responsible for the approval of all proposed transactions to be underwritten by the Company. All non-affiliated transactions are subject to the further approval of the AG Re Board of Directors.

Risk Management and Surveillance personnel are responsible for monitoring and reporting on all transactions in the insured portfolio.

The primary objective of the surveillance process is to monitor trends and changes in transaction credit quality, detect any deterioration in credit quality, and recommend to management such remedial actions as may be necessary or appropriate. All transactions in the insured portfolio are assigned internal credit ratings, and Surveillance personnel are responsible for recommending adjustments to those ratings to reflect changes in transaction credit quality.

Risk Management and Surveillance personnel are responsible for managing work-out and loss mitigation situations when necessary, however, most loss mitigation occurs at its ceding companies, which are primarily liable for the Company's assumed obligations. Ceding companies, particularly its affiliates AGM and AGC develop strategies designed to enhance their ability to enforce their contractual rights and remedies and to mitigate their losses, engage in negotiation discussions with transaction participants and, when necessary, manage (along with legal personnel) Assured Guaranty's litigation proceedings. The Company assumes its proportionate share of any benefits realized by the ceding company for its loss mitigation strategies.

Although loss mitigation efforts may extend to any transaction it has identified as having loss potential, much of the activity has been focused on RMBS.

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Generally, when mortgage loans are transferred into a securitization, the loan originator(s) and/or sponsor(s) provide R&W, that the loans meet certain characteristics, and a breach of such R&W often requires that the loan be repurchased from the securitization. In many of the transactions the Company assumes, the ceding company is in a position to enforce these requirements. If a provider of R&W refuses to honor its repurchase obligations, the ceding company may choose to initiate litigation. See “—Recovery Litigation” in Note 4, Financial Guaranty Insurance Contracts, below. The affiliated ceding companies’ success in pursuing R&W claims against a number of counterparties that provided R&W on a loan by loan basis has permitted the ceding companies to pursue reimbursement agreements with R&W providers. Such agreements provide the ceding companies with many of the benefits of pursuing the R&W claims but without the expense and uncertainty of pursuing the R&W claims on a loan by loan basis. In April 2011 the ceding companies entered into such an agreement with Bank of America, and they continue to pursue such agreements with other counterparties as opportunities arise. The quality of servicing of the mortgage loans underlying an RMBS transaction influences collateral performance and ultimately the amount (if any) of assumed losses. Assured Guaranty has established a group to mitigate RMBS losses from transactions written by its affiliates AGM and AGC by influencing mortgage servicing, including, if possible, causing the transfer of servicing or establishing special servicing. As a result of the ceding companies’ efforts, at December 31, 2011 the servicing of approximately $934 million mortgage balance of mortgage loans had been transferred to a new servicer and another $2.3 billion mortgage balance of mortgage loans were being special serviced. (“Special servicing” is an industry term referencing more intense servicing applied to delinquent loans aimed at mitigating losses.) The affiliated ceding companies’ may also employ other strategies as appropriate to avoid or mitigate losses in U.S. RMBS or other areas, including pursuing litigation in areas other than RMBS or entering into other arrangements to alleviate or reduce all or a portion of certain risks. Surveillance Categories The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings, which may be influenced by the internal credit rating assigned by the ceding company, are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies. The Company monitors its investment grade credits to determine whether any new credits need to be internally downgraded to BIG. The Company refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. Credits identified as BIG are subjected to further review to determine the probability of a loss (see Note 4, Financial Guaranty Insurance Contracts, “—Loss Estimation Process”). Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a lifetime loss is expected and whether a claim has been paid. The Company expects “lifetime losses” on a transaction when the Company believes there is more than a 50% chance that, on a present value basis, it will pay more claims over the life of that transaction than it will ultimately have been reimbursed. For surveillance purposes, the Company calculates present value using a constant discount rate of 5%. (A risk free rate is used for recording of reserves for financial statement purposes.) A “liquidity claim” is a claim that the Company expects to be reimbursed within one year. Intense monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The three BIG categories are:  BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make lifetime losses possible, but for which none are currently expected. Transactions on which claims have been paid but are expected to be fully reimbursed (other than investment grade transactions on which only liquidity claims have been paid) are in this category.  BIG Category 2: Below-investment-grade transactions for which lifetime losses are expected but for which no claims (other than liquidity claims) have yet been paid.

- BIG Category 3: Below-investment-grade transactions for which lifetime losses are expected and on which claims (other than liquidity claims) have been paid. Transactions remain in this category when claims have been paid and only a recoverable remains.

Included in the first lien RMBS BIG exposures below is $120.4 million of net par outstanding related to transactions covered by the Bank of America Agreement, which represents 9% of the first lien U.S. RMBS BIG net par outstanding as of December 31, 2011. Under the Bank of America Agreement, 80% of first lien claims paid by the affiliated ceding companies will be reimbursed, until such time as losses on the collateral underlying the RMBS on which the affiliated ceding companies are paying claims reach $6.6 billion.

Financial Guaranty Exposures
(Insurance and Credit Derivative Form)

	December 31, 2011					
	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
	(in millions)					
First lien U.S. RMBS:						
Prime first lien	$25	$105	$—	$130	$176	0.1%
Alt-A first lien	397	161	305	863	988	0.7
Option ARM	19	102	18	139	193	0.1
Subprime	38	60	80	178	1,051	0.1
Second lien U.S. RMBS:						
Closed end second lien	—	10	34	44	49	0.0
Home equity lines of credit (“HELOCs”)	8	—	399	407	469	0.3
Total U.S. RMBS	487	438	836	1,761	2,926	1.3
Trust preferred securities (“TruPS”)	486	—	236	722	1,533	0.5
Other structured finance	256	251	774	1,281	13,097	1.0
Public finance	1,480	333	467	2,280	116,652	1.7
Total	$2,709	$1,022	$2,313	$6,044	$134,208	4.5%

	December 31, 2010					
	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
	(in millions)					
First lien U.S. RMBS:						
Prime first lien	$27	$111	$—	$138	$198	0.1%
Alt-A first lien	237	580	4	821	1,146	0.6
Option ARM	7	149	12	168	231	0.1
Subprime	24	123	27	174	1,132	0.1
Second lien U.S. RMBS:						
Closed end second lien	1	10	43	54	61	0.1
HELOCs	19	—	461	480	538	0.3
Total U.S. RMBS	315	973	547	1,835	3,306	1.3
TruPS	368	—	239	607	1,629	0.4
Other structured finance	170	251	712	1,133	16,716	0.8
Public finance	1,104	223	485	1,812	119,620	1.3
Total	$1,957	$1,447	$1,983	$5,387	$141,271	3.8%

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By Category Below Investment Grade Credits

	As of December 31, 2011					
	Net Par Outstanding			Number of Risks(1)		
	Financial Guaranty Insurance	Credit Derivative	Total	Financial Guaranty Insurance	Credit Derivative	Total
	(dollars in millions)					
BIG:						
Category 1	$1,853	$856	$2,709	96	35	131
Category 2	743	279	1,022	52	32	84
Category 3	1,745	568	2,313	90	20	110
Total BIG	$4,341	$1,703	$6,044	238	87	325

	As of December 31, 2010					
	Net Par Outstanding			Number of Risks(1)		
	Financial Guaranty Insurance	Credit Derivative	Total	Financial Guaranty Insurance	Credit Derivative	Total
	(dollars in millions)					
BIG:						
Category 1	$1,218	$739	$1,957	68	27	95
Category 2	742	705	1,447	70	45	115
Category 3	1,661	322	1,983	77	12	89
Total BIG	$3,621	$1,766	$5,387	215	84	299

(1) A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

4. Financial Guaranty Insurance Contracts

Accounting Policies

Premium Revenue Recognition

Premiums are received either upfront or in installments over the life of the contract. Accounting policies for financial guaranty contracts that meet the definition of insurance are consistent whether the contract was written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, or ceded to another insurer under a reinsurance treaty. Accounting for financial guaranty contracts that do not meet the FASB definition of a derivative are subject to industry specific guidance which prescribes revenue recognition and loss measurement and recognition methodologies.

The amount of unearned premium reserve at contract inception is determined as follows:

- For upfront premium financial guaranty insurance contracts originally underwritten or assumed by the Company, unearned premium reserve is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.
- For installment premium financial guaranty insurance contracts originally underwritten or assumed by the Company, unearned premium reserve is the present value of either (1) contractual premiums due or (2) premiums expected to be collected over the life of the contract. When the Company makes a significant adjustment to prepayment assumptions, or expected premium collections, it recognizes a prospective change in premium revenues. When the Company adjusts prepayment assumptions, an adjustment is recorded to the unearned premium reserve, with a corresponding adjustment to the premium receivable. Installment premiums typically relate to structured finance transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the deal.

The Company recognizes unearned premium reserve as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the unearned premium reserve is recorded. The amount of insurance

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protection provided is a function of the insured principal amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured principal amounts outstanding in the reporting period compared with the sum of each of the insured principal amounts outstanding for all periods. When the issuer of an insured financial obligation retires the insured financial obligation before its maturity, the financial guaranty insurance contract on the retired financial obligation is extinguished. The Company immediately recognizes any nonrefundable unearned premium reserve related to that contract as premium revenue and recognizes any associated acquisition costs previously deferred as an expense. In the Company’s assumed businesses, the Company estimates the ultimate written and earned premiums to be received from a ceding company at the end of each quarterly reporting period. A portion of the premiums must be estimated because some of the Company’s ceding companies report premium data between 30 and 90 days after the end of the reporting period. Earned premium reported in the Company’s consolidated statements of operations are based upon reports received from ceding companies supplemented by the Company’s own estimates of premium for which ceding company reports have not yet been received. Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to assumed reinsurance amounts, the Company assesses the credit quality and liquidity of the company that the premiums are assumed from as well as the impact of any potential regulatory constraints to determine the collectability of such amounts. Unearned premium reserve ceded to reinsurers is recorded as an asset called “ceded unearned premium reserve.” The corresponding income statement recognition is included with the direct and assumed business in “net earned premiums.” Loss and Loss Adjustment Expense Reserve Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and loss adjustment expenses (“LAE”) reserves represents the Company’s stand-ready obligation. At contract inception, the entire stand-ready obligation is represented by unearned premium reserve. A loss and LAE reserve for a contract is only recorded when expected losses to be paid exceed the unearned premium reserve on a contract by contract basis. “Expected loss to be paid” represents the Company’s discounted expected future cash outflows for claim payments, net of expected salvage and subrogation expected to be recovered. See “—Salvage and Subrogation” below. The “expected loss to be paid” is equal to the present value of expected future net cash outflows to be paid under the contract using the current risk-free rate. That current risk-free rate is based on the remaining period of the contract used in the premium revenue recognition calculation (i.e., the contractual or expected period, as applicable). The Company updates the discount rate each quarter and records the effect of such changes in loss development. Expected net cash outflows are probability weighted cash flows that reflect the likelihood of all possible outcomes. The Company estimates the expected net cash outflows using management’s assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company’s risk-management activities. Salvage and Subrogation Recoverable When the Company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the “expected loss to be paid” on the contract. Such reduction in expected to be paid can result in one of the following: a reduction in the corresponding loss and LAE reserve with a benefit to the income statement, or  no entry recorded if “expected loss to be paid” is not in excess of deferred premium revenue, or  the recording of a salvage asset with a benefit to the income statement if the expected loss is in a net cash inflow position at the reporting date. To the extent that the estimated amount of recoveries increases or decreases, due to changes in facts and circumstances, the Company would recognize a benefit or expense consistent with how changes in the expected recovery of all other claim payments are recorded.

Policy Acquisition Costs Costs that vary with and are directly related to the production of new financial guaranty contracts that meet the definition of insurance are deferred and amortized in relation to earned premiums. These costs include direct and indirect expenses such as ceding commissions, and the cost of underwriting and marketing personnel. Management uses its judgment in determining the type and amount of cost to be deferred. The Company conducts an annual study to determine which operating costs vary with, and are directly related to, the acquisition of new business, and therefore qualify for deferral. Ceding commission income on business ceded to third party reinsurers reduces policy acquisition costs and is deferred. Expected losses, LAE and the remaining costs of servicing the insured or reinsured business are considered in determining the recoverability of deferred acquisition cost (“DAC”). When an insured issue is retired early, the remaining related DAC is expensed at that time. Ceding commission expense and income associated with future installment premiums on assumed and ceded business, respectively, are calculated at their contractually defined rates and recorded in deferred acquisition costs on the consolidated balance sheets with a corresponding offset to net premium receivable or reinsurance balances payable. In October 2010, the FASB adopted Accounting Standards Update (“Update”) No. 2010-26. The amendment in the Update specifies that certain costs incurred in the successful acquisition of new and renewal insurance contracts should be capitalized. These costs include direct costs of contract acquisition that result directly from and are essential to the contract transaction and would not have been incurred by the insurance entity had the contract transaction not occurred. Costs incurred by the insurer for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs should be charged to expense as incurred. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. The Company adopted this new guidance on January 1, 2012 and the after-tax cumulative effect on opening retained earnings on that date was a decrease of $6.4 million and the pre-tax cumulative effect on DAC was a decrease of $6.4 million. The effect on net income was an increase of approximately $1.1 million for the year ended December 31, 2011 and approximately $1.0 million for the year ended December 31, 2010. The Company adopted this guidance with retrospective application and will revise previously issued historical financial statements in future reports. Financial Guaranty Insurance Premiums and Losses The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of derivative contracts. Amounts presented in this Note relate to financial guaranty insurance contracts. Tables presented herein also present reconciliations to financial statement line items for other less significant types of insurance. Net Earned Premiums Year Ended December 31, 2011 2010 (in millions) Scheduled net earned premiums $112.0 $122.2 Acceleration of premium earnings 26.6 16.2 Accretion of discount on net premiums receivable 9.5 12.9 Total financial guaranty 148.1 151.3 Other 1.8 2.3 Total net earned premiums $149.9 $153.6

Gross Premium Receivable, Net of Ceding Commissions Roll Forward

	Year Ended December 31,	
	2011	2010
	(in millions)	
Balance, beginning of period, December 31	$348.1	$446.2
Premium written, net(1)	85.6	192.1
Premium payments received, net	(116.8)	(195.9)
Adjustments to the premium receivable:		
Changes in the expected term of financial guaranty insurance contracts	(50.4)	(87.9)
Accretion of discount	7.2	9.9
Foreign exchange translation	(1.1)	(16.0)
Other adjustments	—	(0.3)
Balance, end of period, December 31	$272.6	$348.1

(1) Includes $3.8 million of premium written related to financial guaranty insurance contracts which replaced existing credit derivative contracts in 2011.

Gains or losses due to foreign exchange rate changes relate to installment premium receivables denominated in currencies other than the U.S. dollar. Approximately 18% and 15% of installment premiums at December 31, 2011 and 2010, respectively, are denominated in currencies other than the U.S. dollar, primarily in euro and British Pound Sterling.

Actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, refundings, accelerations, commutations and changes in expected lives.

Expected Collections of Gross Premiums Receivable,
Net of Ceding Commissions (Undiscounted)

	December 31, 2011
	(in millions)
2012 (January 1 – March 31)	$35.9
2012 (April 1 - June 30)	11.5
2012 (July 1 - September 30)	7.0
2012 (October 1 – December 31)	6.6
2013	28.5
2014	26.0
2015	21.6
2016	17.3
2017-2021	69.5
2022-2026	46.9
2027-2031	37.8
After 2031	44.8
Total	$353.4

The following table provides a schedule of the expected timing of the income statement recognition of financial guaranty insurance net unearned premium reserve and the present value of net expected losses, to be expensed, pretax which are not included in loss and LAE reserve. The amount and timing of actual premium earnings and loss and LAE may differ from the estimates shown below due to factors such as refundings, accelerations, commutations, changes in expected lives and updates to loss estimates. A loss and LAE reserve is only recorded for the amount by which net expected loss to be expensed exceeds unearned premium reserve determined on a contract-by-contract basis.

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Expected Timing of Financial Guaranty Insurance Premium and Loss Recognition

	As of December 31, 2011		
	Scheduled Net Earned Premium	Net Expected Loss to be Expensed	Net
		(in millions)	
2012 (January 1 - March 31)	$26.4	$0.7	$25.7
2012 (April 1 – June 30)	26.3	0.6	25.7
2012 (July 1 – September 30)	25.0	0.6	24.4
2012 (October 1 – December 31)	24.7	0.5	24.2
Subtotal 2012	102.4	2.4	100.0
2013	95.7	2.1	93.6
2014	89.0	1.9	87.1
2015	78.9	1.8	77.1
2016	72.9	1.7	71.2
2017-2021	293.2	6.6	286.6
2022-2026	200.2	4.2	196.0
2027-2031	135.9	4.0	131.9
After 2031	166.3	4.9	161.4
Total present value basis(1)	1,234.5	29.6	1,204.9
Discount	105.3	140.9	(35.6)
Total future value	$1,339.8	$170.5	$1,169.3

(1) Balances represent discounted amounts.

Selected Information for Policies Paid in Installments

	As of December 31,	
	2011	2010
	(dollars in millions)	
Premiums receivable, net of ceding commission payable	$272.6	$348.1
Gross unearned premium reserve	324.0	375.2
Weighted-average risk-free rate used to discount premiums	3.2	3.5
Weighted-average period of premiums receivable (in years)	9.8	11.0

Rollforward of Deferred Acquisition Costs

	Year Ended December 31,	
	2011	2010
	(in millions)	
Balance, beginning of period	$375.4	$342.0
Ceded commissions deferred	16.3	67.5
Costs amortized during the period	(42.8)	(34.1)
Balance, end of period	$348.9	$375.4

Loss Estimation Process

The Company has established its own loss reserve committee, which reviews its reserving methodology with the Company's board of directors.

The Company's loss reserve committee estimates expected loss to be paid for its financial guaranty exposures. Surveillance personnel present analysis related to potential losses to the Company's loss reserve committee for consideration in estimating the expected loss to be paid. Such analysis includes the consideration of various scenarios with potential probabilities assigned to them. Depending upon the nature of the risk, the Company's view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments and sector-driven loss severity assumptions or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company's view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company's loss reserve committee reviews and refresh the estimate of expected loss to be paid each quarter. The

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Company's estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction due to the potential for significant variability in credit performance as a result of economic, fiscal and financial market variability over the long duration of most contracts. The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management.

The following table presents a roll forward of the present value of net expected loss to be paid for financial guaranty insurance contracts by sector. Net expected loss to be paid is the estimate of the present value of future claim payments, net of salvage and subrogation and net of reinsurance, which includes the present value benefit of estimated recoveries for breaches of R&W. Weighted-average risk free rates for U.S. dollar denominated obligations ranged from 0.0% to 3.27% as of December 31, 2011 and 0.0% to 5.34% as of December 31, 2010.

Financial Guaranty Insurance
Present Value of Net Expected Loss to be Paid
Roll Forward by Sector(1)

	Net Expected Loss to be Paid as of December 31, 2010(4)	Economic Loss Development(2)	(Paid) Recovered Losses(3)	Net Expected Loss to be Paid as of December 31, 2011(4)
		(in millions)		
U.S. RMBS:				
First lien:				
Prime first lien	$0.7	$(0.1)	$—	$0.6
Alt-A first lien	10.5	0.3	(1.2)	9.6
Option ARM	14.3	(8.1)	(2.9)	3.3
Subprime	15.6	(7.7)	(0.3)	7.6
Total first lien	41.1	(15.6)	(4.4)	21.1
Second lien:				
Closed end second lien	1.5	(1.0)	(6.7)	(6.2)
HELOCs	(66.4)	24.7	65.7	24.0
Total second lien	(64.9)	23.7	59.0	17.8
Total U.S. RMBS	(23.8)	8.1	54.6	38.9
Other structured finance	107.0	61.8	(11.8)	157.0
Public finance	34.0	19.3	(15.2)	38.1
Total	$117.2	$89.2	$27.6	$234.0

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	Net Expected Loss to be Paid as of December 31, 2009	Economic Loss Development(2)	(Paid) Recovered Losses(3)	Expected Loss to be Paid as of December 31, 2010(4)
		(in millions)		
U.S. RMBS:				
First lien:				
Prime first lien	$—	$0.7	$—	$0.7
Alt-A first lien	7.9	3.1	(0.5)	10.5
Option ARM	10.6	6.7	(3.0)	14.3
Subprime	5.3	11.1	(0.8)	15.6
Total first lien	23.8	21.6	(4.3)	41.1
Second lien:				
Closed end second lien	6.0	(6.9)	2.4	1.5
HELOCs	(43.7)	14.9	(37.6)	(66.4)
Total second lien	(37.7)	8.0	(35.2)	(64.9)
Total U.S. RMBS	(13.9)	29.6	(39.5)	(23.8)
Other structured finance	73.1	36.2	(2.3)	107.0
Public finance	24.8	7.7	1.5	34.0
Total	$84.0	$73.5	$(40.3)	$117.2

(1) Amounts exclude reserves for mortgage business of $1.9 million as of December 31, 2011 and $2.1 million as of December 31, 2010.

(2) Economic loss development includes the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

(3) Net of ceded paid losses.

(4) Includes expected LAE to be paid for mitigating claim liabilities of $5.2 million as of December 31, 2011 and $2.9 million as of December 31, 2010

Reconciliation of Present Value of Net Expected Loss to be Paid and Net Present Value of Net Expected Loss to be Expensed

	As of December 31, 2011	As of December 31, 2010
	(in millions)	
Net expected loss to be paid	$234.0	$117.2
Salvage and subrogation recoverable	35.0	88.0
Loss and LAE reserve	(239.4)	(175.8)
Net expected loss to be expensed	$29.6	$29.4

The Company's Approach to Projecting Losses in U.S. RMBS

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk free rates. The majority of U.S. RMBS losses before R&W benefit are assumed from the affiliated ceding companies. For transactions where the affiliated ceding company projects it will receive recoveries from providers of R&W, it projects the amount of recoveries and either establishes a recovery for claims already paid or reduces its projected claim payments accordingly. While the Company has sufficient information to project losses on most U.S. RMBS it has assumed from unaffiliated ceding companies, it does not establish a credit or reduce projected claim payments for R&W for these transactions. Also, it relies on unaffiliated ceding companies for rating estimates on a small number of U.S. RMBS and loss projections on a small number of U.S. RMBS, for which it has insufficient information to independently project performance. Expected loss on U.S. RMBS, before consideration of the R&W benefit, was

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$92.1 million and $95.8 million as of December 31, 2011 and December 31, 2010, respectively, of which $75.9 million and $76.2 million, respectively, was from affiliated ceding companies. The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” Liquidation rates may be derived from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent. Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay throughout the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates, then projecting how the conditional default rates will develop over time. Loans that are defaulted pursuant to the conditional default rate after the liquidation of currently delinquent loans represent defaults of currently performing loans. A conditional default rate is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or “collateral pool balance”). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal repayments, and defaults. In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The affiliated ceding companies project loss severities by sector based on the experience to date. Further detail regarding the assumptions and variables the Company used to project collateral losses in its U.S. RMBS portfolio may be found below in the sections “U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien” and “U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime.” The affiliated ceding companies are in the process of enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools. The Company calculates a credit from the RMBS issuer for such recoveries where the R&W were provided by an entity the Company believes to be financially viable and where the affiliated ceding companies already have access or believe they will attain access to the underlying mortgage loan files. Where the affiliated ceding company has an agreement with an R&W provider (e.g., the Bank of America Agreement) or where the affiliated ceding company is in advanced discussions on a potential agreement, that credit is based on the agreement or potential agreement. In second lien RMBS transactions where there is no agreement or advanced discussions, this credit is based on a percentage of actual repurchase rates achieved across those transactions where material repurchases have been made, while in first lien RMBS transactions where there is no agreement or advanced discussions, this credit is estimated by reducing collateral losses projected by the affiliated ceding companies to reflect a percentage of the recoveries the affiliated ceding companies believe they will achieve, based on the number of breaches identified to date and incorporated scenarios based on the amounts the affiliated ceding companies were able to negotiate under the Bank of America Agreement. The first lien approach is different from the second lien approach because the Company’s first lien transactions have multiple tranches and a more complicated method is required to correctly allocate credit to each tranche. In each case, the credit is a function of the projected lifetime collateral losses in the collateral pool, so an increase in projected collateral losses generally increases the R&W credit calculated by the Company for the RMBS issuer. Further detail regarding how the Company calculates these credits may be found under “Breaches of Representations and Warranties” below. The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for (a) the collateral losses it projects as described above, (b) assumed voluntary prepayments and (c) recoveries for breaches of R&W as described above. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk free rates. As noted above, the Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

Year-End 2011 U.S. RMBS Loss Projections The shape of the RMBS loss projection curves used by the Company in both year end 2011 and year end 2010 assume that the housing and mortgage markets will eventually improve. The Company retained the same general shape of the RMBS loss projection curves at year end 2011 as at year end 2010, reflecting the Company’s view, based on its observation of continued elevated levels of early stage delinquencies, that the housing and mortgage market recovery is occurring at a slower than previously expected pace. Over the course of 2011, the Company also made a number of changes to its RMBS loss projection assumptions reflecting that same view of the housing and mortgage markets. The scenarios the Company used to project RMBS collateral losses for second lien RMBS transactions at year end 2011 were essentially the same as those it used at year end 2010, except that based on its observation of the continued elevated levels of early stage delinquencies, (i) as noted above, the Company retained the same general shape of its RMBS loss projection curves, (ii) the Company increased its base case expected period for reaching the final conditional default rate in 2011; and (iii) the Company adjusted the probability weightings it applied from year-end 2010 to reflect the changes to those scenarios. Taken together, the changes in assumptions between year-end 2010 and 2011 had the effect of reflecting a slower recovery in the housing market than had been assumed at the beginning of the year. The Company used the same general approach to project RMBS collateral losses for first lien RMBS transactions at year end 2011 as it did at year end 2010, except that (i) as noted above, based on its observation of the continued elevated levels of early stage delinquencies, the Company retained the same general shape of its RMBS loss projection curves; (ii) based on its observation of increased loss severity rates, the Company increased its projected loss severity rates in various of its scenarios; and (iii) based on their observation of liquidation rates, the Company decreased the liquidation rates it applies to non-performing loans (the Company made this change at year-end 2011). Finally, again reflecting continued high levels of early stage delinquencies and increased loss severity rates, the Company added a more stressful scenario at year-end 2011 reflecting an even slower potential recovery in the housing and mortgage markets. Additionally, the Company’s year-end 2011 base case is a scenario that in previous quarters was assumed to be one of the stress scenarios. Taken together, the changes in assumptions between year-end 2010 and 2011 had the effect of (a) reflecting a slower recovery in the housing market than had been assumed at the beginning of the year and (b) for subprime transactions increasing the initial loss severities in most scenarios from 80% to 90% and for other first lien transactions increasing initial loss severities from 60% to 65% and peak loss severities in a stress case from 60% to 75%. The Company also used generally the same methodology to project the credit received for recoveries in R&W at year-end 2011 as was used at year-end 2010. The primary difference relates to the execution of the Bank of America Agreement and the inclusion of the terms of the agreement as a potential scenario in transactions not covered by the Bank of America Agreement, as well as incorporating the projected terms of a potential agreement with another entity. Compared with year-end 2010, the Company calculated R&W credits for two more second lien transactions and 10 more first lien transactions where either its affiliated ceding companies obtained loan files, concluded they had the right to obtain loan files that they had not previously concluded were accessible or anticipated receiving a benefit due to an agreement or potential agreement with an R&W provider. Year-End 2010 U.S. RMBS Loss Projections The Company retained the same general shape of the RMBS loss projection curves at year end 2010 as at year end 2009, reflecting the Company’s view, based on its observation of continued elevated levels of early stage delinquencies, that the housing and mortgage market recovery was occurring at a slower than previously expected pace. The specific shape of those curves was adjusted in the second quarter 2010 to reflect the view that it was observing the beginning of an improvement in the housing and mortgage markets, and this specific shape of the loss projection curves was retained at year-end 2010. However, in the fourth quarter 2010, due to the Company’s concerns about the timing and strength of any recovery in the mortgage and housing markets, the probability weightings were adjusted to reflect a somewhat more pessimistic view. Also in the fourth quarter 2010 the initial subprime loss severity assumption was increased to reflect recent experience. Taken together, the changes in the assumptions between year-end 2009 and 2010 had the effect of (a) reflecting a slower recovery in the housing market than had been assumed at the beginning of the year, and (b) increasing the assumed initial loss severities for subprime transactions from 70% to 80%. The Company also used generally the same methodology to project the credit received for recoveries on R&W at year-end 2010 as it used at year-end 2009. Other than the impact of the increase in projected collateral defaults on the calculation of the credit, the primary difference relates to the population of transactions included in its R&W credits. The Company added credits for four second lien transactions: two transactions where a capital infusion of the provider of the R&W made that company financially viable in the Company’s opinion and another two transactions where the affiliated ceding companies obtained loan files that they had not previously concluded were accessible. The Company added credits for four first lien transactions where the affiliated ceding companies had obtained loan files that they had not previously concluded were accessible. The Company also refined some of the assumptions in the calculation of the amount of the credit to reflect actual experience. U.S. Second Lien RMBS Loss Projections: HELOCs and Closed End Second Lien The Company reinsures two types of second lien RMBS: those secured by HELOCs and those secured by closed end second lien mortgages. HELOCs are revolving lines of credit generally secured by a second lien on a one to four family home. A mortgage for a fixed amount secured by a second lien on a one to four family home is generally referred to as a closed end second lien. Both first lien RMBS and second lien RMBS sometimes include a portion of loan collateral with a different priority than the majority of the collateral. The Company has material exposure to second lien mortgage loans originated and serviced by a number of parties, but the Company’s most significant second lien exposure is to HELOCs originated and serviced by Countrywide, a subsidiary of Bank of America. See “—Breaches of Representations and Warranties.” The delinquency performance of HELOC and closed end second lien exposures included in transactions reinsured by the Company began to deteriorate in 2007, and such transactions, particularly those originated in the period from 2005 through 2007, continue to perform below the Company’s original underwriting expectations. While insured securities benefit from structural protections within the transactions designed to absorb collateral losses in excess of previous historically high levels, in many second lien RMBS projected losses now exceed those structural protections. The Company believes the primary variables affecting its expected losses in second lien RMBS transactions are the amount and timing of future losses in the collateral pool supporting the transactions and the amount of loans repurchased for breaches of R&W (or agreements with R&W providers related to such obligations). Expected losses are also a function of the structure of the transaction, the voluntary prepayment rate (typically also referred to as conditional prepayment rate of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity. These variables are: interrelated, difficult to predict and subject to considerable volatility. If actual experience differs from the Company’s assumptions, the losses incurred could be materially different from the estimate. The Company continues to update its evaluation of these exposures as new information becomes available.

The following table shows the key assumptions used in the calculation of estimated expected loss to be paid for second lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
Second Lien RMBS(1)

HELOC Key Variables	As of December 31, 2011	As of December 31, 2010
Plateau conditional default rate	0.5 – 27.9 %	0.6 – 22.1%
Final conditional default rate trended down to	0.4 – 3.2%	0.4 – 3.2%
Expected period until final conditional default rate	36 months	24 months
Initial conditional prepayment rate	0.0 – 25.8%	1.3 – 32.6%
Final conditional prepayment rate	10%	10%
Loss severity	98%	98%
Initial draw rate	0.0 – 15.3%	0.0 – 15.5%

Closed end second lien Key Variables	As of December 31, 2011	As of December 31, 2010
Plateau conditional default rate	6.9 – 24.8 %	3.9 – 27.1%
Final conditional default rate trended down to	3.3 – 9.2%	2.9 – 8.1%
Expected period until final conditional default rate	36 months	24 months
Initial conditional prepayment rate	0.3 – 14.7%	1.3 – 9.7%
Final conditional prepayment rate	10%	10%
Loss severity	98%	98%

(1) Represents assumptions for most heavily weighted scenario (the "base case").

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally "charged off" (treated as defaulted) by the securitization's servicer once the loan is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (*i.e.*, 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The Company estimates the amount of loans that will default over the next five months by calculating current representative liquidation rates (the percent of loans in a given delinquency status that are assumed to ultimately default) from selected representative transactions and then applying an average of the preceding 12 months' liquidation rates to the amount of loans in the delinquency categories. The amount of loans projected to default in the first through fifth months is expressed as a conditional default rate. The first four months' conditional default rate is calculated by applying the liquidation rates to the current period past due balances (i.e., the 150-179 day balance is liquidated in the first projected month, the 120-149 day balance is liquidated in the second projected month, the 90-119 day balance is liquidated in the third projected month and the 60-89 day balance is liquidated in the fourth projected month). For the fifth month the conditional default rate is calculated using the average 30-59 day past due balances for the prior three months. An average of the third, fourth and fifth month conditional default rates is then used as the basis for the plateau period that follows the embedded five months of losses.

As of December 31, 2011, for the base case scenario, the conditional default rate (the "plateau conditional default rate") was held constant for one month. Once the plateau period has ended, the conditional default rate is assumed to gradually trend down in uniform increments to its final long-term steady state conditional default rate. In the base case scenario, the time over which the conditional default rate trends down to its final conditional default rate is 30 months (compared with 18 months at year-end 2010). Therefore, the total stress period for second lien transactions is 36 months comprising five months of delinquent data, a one month plateau period and 30 months of decrease to the steady state conditional default rate. This is 12 months longer than the 24 months of total stress period used at year-end 2010. The long-term steady state conditional default rates are calculated as the constant conditional default rates that would have yielded the amount of losses originally expected at underwriting. When a second lien loan defaults, there is generally a very low recovery. Based on current expectations of future performance, the Company assumes that it will only recover 2% of the collateral, the same as the year-end 2010.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected (which is a function of the conditional default rate and the loan balance over time) as well as the amount of excess spread (which is the excess of the interest paid by the borrowers on the underlying loan over the amount of interest and expenses owed on the insured obligations). In the base case, the current conditional prepayment rate is assumed

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to continue until the end of the plateau before gradually increasing to the final conditional prepayment rate over the same period the conditional default rate decreases. For transactions where the initial conditional prepayment rate is higher than the final conditional prepayment rate, the initial conditional prepayment rate is held constant. The final conditional prepayment rate is assumed to be 10% for both HELOC and closed end second lien transactions. This level is much higher than current rates for most transactions, but lower than the historical average, which reflects the Company's continued uncertainty about the projected performance of the borrowers in these transactions. This pattern is consistent with how the affiliated ceding companies modeled the conditional prepayment rate at year-end 2010. To the extent that prepayments differ from projected levels it could materially change the Company's projected excess spread and losses. The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices, and HELOC draw rates (the amount of new advances provided on existing HELOCs expressed as a percentage of current outstanding advances). For HELOC transactions, the draw rate is assumed to decline from the current level to a final draw rate over a period of three months. The final draw rates were assumed to range from 0.0% to 4.7% in all but one instance where the final draw rate was 7.7%. In estimating expected losses, the Company modeled and probability weighted three possible conditional default rate curves applicable to the period preceding the return to the long-term steady state conditional default rate. Given that draw rates have been reduced to levels below the historical average and that loss severities in these products have been higher than anticipated at inception, the Company believes that the level of the elevated conditional default rate and the length of time it will persist is the primary driver behind the likely amount of losses the collateral will suffer (before considering the effects of repurchases of ineligible loans). The Company continues to evaluate the assumptions affecting its modeling results. At year-end 2011, the Company's base case assumed a one month conditional default rate plateau and a 30 month ramp-down (for a total stress period of 36 months). Increasing the conditional default rate plateau to four months and keeping the ramp down at 30 months (for a total stress period of 39 months) would increase the expected loss by approximately $6.9 million for HELOC transactions and $0 2 million for closed end second lien transactions. On the other hand, keeping the conditional default rate plateau at one month but decreasing the length of the conditional default rate ramp-down to a 24 month assumption (for a total stress period of 30 months) would decrease the expected loss by approximately $5.5 million for HELOC transactions and $0.2 million for closed end second lien transactions. U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime First lien RMBS are generally categorized in accordance with the characteristics of the first lien mortgage loans on one to four family homes supporting the transactions. The collateral supporting "subprime RMBS" transactions consists of first-lien residential mortgage loans made to subprime borrowers. A "subprime borrower" is one considered to be a higher risk credit based on credit scores or other risk characteristics. Another type of RMBS transaction is generally referred to as "Alt-A first lien." The collateral supporting such transactions consists of first- lien residential mortgage loans made to "prime" quality borrowers who lack certain ancillary characteristics that would make them prime. When more than 66% of the loans originally included in the pool are mortgage loans with an option to make a minimum payment that has the potential to amortize the loan negatively (i.e., increase the amount of principal owed), the transaction is referred to as an "Option ARM." Finally, transactions may be composed primarily of loans made to prime borrowers. Both first lien RMBS and second lien RMBS sometimes include a portion of loan collateral that differs in priority from the majority of the collateral. The performance of the Company's first lien RMBS exposures began to deteriorate in 2007 and such transactions, particularly those originated in the period from 2005 through 2007 continue to perform below the Company's original underwriting expectations. The Company currently projects first lien collateral losses many times those expected at the time of underwriting. While insured securities benefited from structural protections within the transactions designed to absorb some of the collateral losses, in many first lien RMBS transactions, projected losses exceed those structural protections. The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are delinquent or in foreclosure or where the loan has been foreclosed and the RMBS issuer owns the underlying real estate). An increase in non-performing loans beyond that projected in the previous period is one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applied a liquidation rate assumption to loans in each of various delinquency categories. The Company arrived at its liquidation rates based on data purchased from a third party and assumptions about how delays in the foreclosure process may ultimately affect the rate at which loans are liquidated. The liquidation rate is a standard industry measure that is used to estimate the 28 number of loans in a given aging category that will default within a specified time period. The Company projects these liquidations to occur over two years. For year-end 2011 the Company updated its liquidation rate assumptions based on data it reviewed. The following table shows liquidation assumptions for various delinquency categories.

First Lien Liquidation Rates

	December 31, 2011	December 31, 2010
30 – 59 Days Delinquent		
Alt-A and Prime	35%	45%
Option ARM	50	50
Subprime	30	50
60 – 89 Days Delinquent		
Alt-A and Prime	55	65
Option ARM	65	65
Subprime	45	65
90+ Days Delinquent		
Alt-A and Prime	65	75
Option ARM	75	75
Subprime	60	70
Bankruptcy		
Alt-A and Prime	55	70
Option ARM	70	75
Subprime	50	75
Foreclosure		
Alt-A and Prime	85	85
Option ARM	85	85
Subprime	80	85
Real Estate Owned (REO)		
All	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans, it projects defaults on presently current loans by applying a conditional default rate trend. The start of that conditional default rate trend is based on the defaults the Company projects will emerge from currently nonperforming loans. The total amount of expected defaults from the non-performing loans is translated into a constant conditional default rate (*i.e.*, the conditional default rate plateau), which, if applied for each of the next 24 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The conditional default rate thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the conditional default rate curve used to project defaults of the presently performing loans.

In the base case, each transaction's conditional default rate is projected to improve over 12 months to an intermediate conditional default rate (calculated as 20% of its conditional default rate plateau, which was a stress case in prior periods when 15% was used in the base case); that intermediate conditional default rate is held constant for 36 months and then trails off in steps to a final conditional default rate of 5% of the conditional default rate plateau. Under the affiliated ceding companies' methodology, defaults projected to occur in the first 24 months represent defaults that can be attributed to loans that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected conditional default rate trend after the first 24 month period represent defaults attributable to borrowers that are currently performing.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historic high levels and the Company is assuming that these historic high levels generally will continue for another year (in the case of subprime loans, the Company assumes the unprecedented 90% loss severity rate will continue for six months then drop to 80% for six months before following the ramp described below). The Company determines its initial loss severity based on actual recent experience. (Based on these observations, the Company has increased its loss severity assumptions for year-end

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2011 as compared to year-end 2010 as shown in the table below.) The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning in December 2012, and in the base case scenario decline, over two years to 40%.

The following table shows the key assumptions used in the calculation of expected loss to be paid for first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS

	As of December 31, 2011	As of December 31, 2010
Alt-A First Lien		
Plateau conditional default rate	2.8% - 41.3%	2.6% - 42.2%
Intermediate conditional default rate	0.6% - 8.3%	0.4% - 6.3%
Final conditional default rate	0.1% -2.1%	0.1% - 2.1%
Initial loss severity	65%	60%
Initial conditional prepayment rate	0.0% - 34.0%	0.0% - 36.5%
Final conditional prepayment rate	15%	10%
Option ARM		
Plateau conditional default rate	10.2% - 31.5%	11.7% - 32.7%
Intermediate conditional default rate	2.0% - 6.3%	1.8% - 4.9%
Final conditional default rate	0.5% - 1.6%	0.6% - 1.6%
Initial loss severity	65%	60%
Initial conditional prepayment rate	0.0% - 10.8%	0.0% - 17.7%
Final conditional prepayment rate	15%	10%
Subprime		
Plateau conditional default rate	0.0% - 38.6%	9.0% - 34.6%
Intermediate conditional default rate	0.0% - 7.7%	1.3% - 5.2%
Final conditional default rate	0.0% - 1.9%	0.4% - 1.7%
Initial loss severity	90%	80%
Initial conditional prepayment rate	0.0% - 16.7%	0.0% - 13.5%
Final conditional prepayment rate	15%	10%

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected (since that amount is a function of the conditional default rate and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the conditional prepayment rate follows a similar pattern to that of the conditional default rate. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final conditional prepayment rate, which is assumed to be either 10% or 15% depending on the scenario run. For transactions where the initial conditional prepayment rate is higher than the final conditional prepayment rate, the initial conditional prepayment rate is held constant.

The ultimate performance of the Company's first lien RMBS transactions remains highly uncertain and may be subject to considerable volatility due to the influence of many factors, including the level and timing of loan defaults, changes in housing prices and other variables. The Company will continue to monitor the performance of its RMBS exposures and will adjust the loss projections for those transactions based on actual performance and management's estimates of future performance.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the conditional default rate returned to its modeled equilibrium, which was defined as 5% of the current conditional default rate. The Company also stressed conditional prepayment rates and the speed of recovery of loss severity rates. Due to concerns about the potential for a slower recovery in home prices than it had previously modeled, the Company incorporated a fifth scenario this quarter. As a result the Company adjusted its scenario probability weightings, which had the effect of shifting its base case to a scenario that had been considered a stress scenario in prior periods. The Company probability weighted a total of five scenarios (including its base case) at year-end 2011, one more than it weighted in prior periods. In a somewhat more stressful environment than that of the base case, where the conditional default rate plateau was extended three months (to be 27 months long) before the same more gradual conditional default rate recovery and loss severities were assumed to

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recover over four rather than two years (and subprime loss severities were assumed to recover only to 60%), expected loss to be paid would increase from current projections by approximately $1.3 million for Alt-A first liens, $1.5 million for Option ARM, $2.0 million for subprime and $0.2 million for prime transactions. In an even more stressful scenario where other loss severities were assumed to recover over eight years (and subprime severities were assumed to recover only to 60% and other assumptions were the same as the other stress scenario), expected loss to be paid would increase from current projections by approximately $3.4 million for Alt-A first liens, $3.8 million for Option ARM, $2.9 million for subprime and $0.6 million for prime transactions. The Company also considered two scenarios where the recovery was faster than in its base case. In a scenario with a somewhat less stressful environment than the base case, where conditional default rate recovery was somewhat less gradual and the initial subprime loss severity rate was assumed to be 80% for 12 months and was assumed to recover to 40% over two years (the same scenario used for the base case at year end 2010), expected loss to be paid would decrease from current projections by approximately $0.2 million for Alt-A first lien, $0.6 million for Option ARM, $0.6 million for subprime and $0.1 million for prime transactions. In an even less stressful scenario where the conditional default rate plateau was three months shorter (21 months, effectively assuming that liquidation rates would improve) and the conditional default rate recovery was more pronounced, expected loss to be paid would decrease from current projections by approximately $1.1 million for Alt-A first lien, $1.7 million for Option ARM, $1.4 million for subprime and $0.2 million for prime transactions.Breaches of Representations and WarrantiesThe affiliated ceding companies are pursuing reimbursements for breaches of R&W regarding loan characteristics. Performance of the collateral underlying certain first and second lien securitizations has substantially differed from the Company’s original expectations. The affiliated ceding companies have employed several loan file diligence firms and law firms as well as devoted internal resources to review the mortgage files surrounding many of the defaulted loans. The affiliated ceding companies’ success in these efforts resulted in two negotiated agreements, in respect of the Company’s R&W claims, including one on April 14, 2011 with Bank of America as described under “Bank of America Agreement” in Note 2, Business Changes, Risks, Uncertainties and Accounting Developments.The affiliated ceding companies identified thousands of loan files that breached one or more R&W regarding the characteristics of the loans, such as misrepresentation of income or employment of the borrower, occupancy, undisclosed debt and non-compliance with underwriting guidelines at loan origination. The affiliated ceding companies continue to review new files as new loans default and as new loan files are made available to it. The affiliated ceding companies generally obtain the loan files from the originators or servicers (including master servicers). In some cases, the affiliated ceding companies request loan files via the trustee, which then requests the loan files from the originators and/or servicers. On second lien loans, the affiliated ceding companies request loan files for all charged-off loans. On first lien loans, the affiliated ceding companies request loan files for all severely (60+ days) delinquent loans and all liquidated loans. Recently, the affiliated ceding companies started requesting loan files for all the loans (both performing and non-performing) in certain deals to limit the number of requests for additional loan files as the transactions season and loans charge-off become 60+ days delinquent or are liquidated. (The Company takes no credit for R&W breaches on loans that are expected to continue to perform.) Proceeds projected to be reimbursed to the Company on transactions where the Company has already paid claims are viewed as a recovery on paid losses. For transactions where the Company has not already paid claims, projected recoveries reduce projected loss estimates. In either case, projected recoveries have no effect on the amount of the Company’s exposure. These amounts reflect payments made pursuant to the negotiated transaction agreements and not payments made pursuant to legal settlements. See “Recovery Litigation” below for a description of the related legal proceedings the affiliated ceding companies have commenced.The Company has included in its net expected loss estimates as of December 31, 2011 an estimated benefit from loan repurchases related to breaches of R&W of $56.7 million, which includes amounts from Bank of America. Where the affiliated ceding companies has an agreement with an R&W provider (e.g., the Bank of America Agreement) or, where potential recoveries may be higher due to settlements, that benefit is based on the agreement or probability of a potential agreement. For other transactions, the amount of benefit recorded as a reduction of expected losses was calculated by extrapolating each transaction’s breach rate on defaulted loans to projected defaults and applying a percentage of the recoveries the affiliated ceding companies believe they will receive. Proceeds projected to be reimbursed to the Company on transactions where the Company has already paid claims are viewed as a recovery on paid losses. For transactions where the Company has not already paid claims, projected recoveries reduce projected loss estimates. In either case, projected recoveries have no effect on the amount of the Company’s exposure. These amounts reflect payments made pursuant to the negotiated transaction agreements and not payments made pursuant to legal settlements. See “—Recovery Litigation” below for a description of the related legal proceedings the affiliated ceding companies have commenced.

The Company did not incorporate any gain contingencies or damages paid from potential litigation in its estimated repurchases. The amount the Company will ultimately recover related to contractual R&W is uncertain and subject to a number of factors including the counterparty's ability to pay, the number and loss amount of loans determined to have breached R&W and, potentially, negotiated settlements or litigation recoveries. As such, the Company's estimate of recoveries is uncertain and actual amounts realized may differ significantly from these estimates. In arriving at the expected recovery from breaches of R&W, the Company considered the creditworthiness of the provider of the R&W, the number of breaches found on defaulted loans, the success rate in resolving these breaches across those transactions where material repurchases have been made and the potential amount of time until the recovery is realized.

The calculation of expected recovery from breaches of R&W involved a variety of scenarios which ranged from the Company recovering substantially all of the losses it incurred on relevant transactions due to violations of R&W to the Company realizing limited recoveries. The Company did not include any recoveries related to breaches of R&W in amounts greater than the losses it expected to pay under any given cash flow scenario. These scenarios were probability weighted in order to determine the recovery incorporated into the Company's estimate of expected losses. This approach was used for both loans that had already defaulted and those assumed to default in the future. In all cases, recoveries were limited to amounts paid or expected to be paid by the Company. In circumstances where potential recoveries may be higher due to settlements, the Company may adjust its recovery assumption for R&W.

Balance Sheet Classification of R&W Benefit, Net of Reinsurance for all Financial Guaranty Insurance Contracts Reported on Balance Sheet

	As of December 31, 2011	As of December 31, 2010
	(in millions)	
Salvage and subrogation recoverable	$22.6	$86.4
Loss and LAE reserve	29.9	35.6
Unearned premium reserve	4.2	1.2
Total	$56.7	$123.2

The following table represents the Company's total estimated R&W recoveries netted in expected loss to be paid, from defective mortgage loans included in certain first and second lien U.S. RMBS loan securitizations that it insures.

Roll Forward of Estimated Benefit from Recoveries from Representation and Warranty Breaches, Net of Reinsurance

	Future Net R&W Benefit at December 31, 2010	R&W Development and Accretion of Discount During 2011	R&W Recovered During 2011	Future Net R&W Benefit at December 31, 2011(1)
		(in millions)		
Prime first lien	$ 0.6	$0.9	$—	$1.5
Alt-A first lien	2.7	2.9	(0.3)	5.3
Option ARM	3.8	20.3	(4.6)	19.5
Subprime	0.2	0.7	—	0.9
Closed end second lien	12.7	4.6	(0.5)	16.8
HELOC	103.2	17.4	(107.9)	12.7
Total	$123.2	$46.8	$(113.3)	$56.7

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	Future Net R&W Benefit at December 31, 2009	R&W Development and Accretion of Discount During 2010	R&W Recovered During 2010	Future Net R&W Benefit at December 31, 2010(1)
		(in millions)		
Prime first lien	$ —	$ 0.6	$ —	$ 0.6
Alt-A first lien	2.2	0.5	—	2.7
Option ARM	3.8	5.8	(5.8)	3.8
Subprime	—	0.2	—	0.2
Closed end second lien	12.3	0.4	—	12.7
HELOC	110.8	13.1	(20.7)	103.2
Total	$129.1	$20.6	$(26.5)	$123.2

(1) Includes R&W benefit of $19.1 million attributable to transactions covered by the Bank of America Agreement.

Financial Guaranty Insurance U.S. RMBS Risks with R&W Benefit

	Number of Risks(1) as of December 31,		Debt Service as of December 31,	
	2011	2010	2011	2010
		(dollars in millions)		
Prime first lien	1	1	$26.2	$28.6
Alt-A first lien	21	16	106.0	88.3
Option ARM	12	11	43.0	23.0
Subprime	4	1	14.4	1.6
Closed-end second lien	4	4	23.2	30.1
HELOC	15	13	326.1	287.0
Total	57	46	$538.9	$458.6

(1) A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

The following table provides a breakdown of the development and accretion amount in the roll forward of estimated recoveries associated with alleged breaches of R&W.

	Year Ended December 31,	
	2011	2010
	(in millions)	
Inclusion of new deals with breaches of R&W during period	$4.9	$9.2
Change in recovery assumptions as the result of additional file review and recovery success	6.1	2.3
Estimated increase (decrease) in defaults that will result in additional (lower) breaches	(25.3)	8.6
Results of settlements	60.1	—
Accretion of discount on balance	1.0	0.5
Total	$46.8	$20.6

The R&W development during 2011 resulted in large part from the Bank of America Agreement executed on April 14, 2011 related to the Company's R&W claims and described under "Bank of America Agreement" in Note 2, Business Changes, Risks, Uncertainties and Accounting Developments. The benefit of the Bank of America Agreement is included in the R&W credit for the transactions directly affected by the agreement. In addition, the Bank of America Agreement caused the Company to increase the probability of successful pursuit of R&W claims against other providers in transaction from affiliated ceding companies where the Company believed those providers were breaching at a similar rate. The remainder of the development during 2011 primarily relates to changes in recovery assumptions from affiliated ceding companies due to the inclusion of the terms of the Bank of America Agreement as a potential scenario for other transactions and to reflect advanced discussions with other R&W providers.

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The R&W development during 2010 primarily resulted from an increase in loan file reviews, increased success rates in putting back loans, and increased projected defaults on loans with breaches of R&W. The Company has reflected seven additional transactions during 2010 which resulted in approximately $9.2 million of the development. Changes in assumptions generally relate to an increase in loan file reviews and increased success rates in putting back loans.The Company assumes that recoveries on HELOC and closed end second lien loans that were not subject to the Bank of America Agreement will occur in two to four years from the balance sheet date depending on the scenarios and that recoveries on Alt-A first lien, option ARM and subprime loans will occur as claims are paid over the life of the transactions. Recoveries on second lien transactions subject to the Bank of America Agreement have been paid in full as of March 31, 2012.As of December 31, 2011, cumulative collateral losses on the 17 first lien RMBS transactions executed as financial guaranties and subject to the Bank of America Agreement were approximately $1.8 billion. Assured Guaranty estimates that cumulative projected collateral losses for these first lien transactions will be $4.4 billion, which will result in estimated gross expected losses to the Company of $17.2 million before considering R&W recoveries from Bank of America, and $3.4 million after considering such R&W recoveries, all on a discounted basis. As of December 31, 2011, the Company had been reimbursed $0.4 million with respect to the covered first lien transactions under the Bank of America AgreementStudent Loan TransactionsThe Company has insured or reinsured $1.8 billion net par of student loan securitizations, $0.9 billion issued by private issuers and classified as asset-backed and $0.9 billion issued by public authorities and classified as public finance. Of these amounts, $230.1 million and $577.4 million, respectively, are rated BIG. The Company is projecting approximately $74.3 million of net expected loss to be paid in these portfolios. In general the losses are due to: (i) the poor credit performance of private student loan collateral; (ii) high interest rates on auction rate securities with respect to which the auctions have failed or (iii) high interest rates on variable rate demand obligations (“VRDO”) that have been put to the liquidity provider by the holder and are therefore bearing high “bank bond” interest rates. The largest of these losses was approximately $27.5 million and related to a transaction backed by a pool of private student loans ceded to AG Re by another monoline insurer. The guaranteed bonds were issued as auction rate securities that now bear a high rate of interest due to the downgrade of the primary insurer’s financial strength rating. Further, the underlying loan collateral has performed below expectations. The decrease of approximately $3.6 million in net expected loss during 2011 is due to favorable commutations achieved by the primary insurer on some transactions partially offset by deterioration in other transactions.Trust Preferred Securities Collateralized Debt ObligationsThe Company has insured or reinsured $486.7 million of net par of collateralized debt obligations (“CDOs”) backed by TruPS and similar debt instruments, or “TruPS CDOs.” Of that amount, $202.7 million is rated BIG. The underlying collateral in the TruPS CDOs consists of subordinated debt instruments issued by bank holding companies and similar instruments issued by insurance companies, real estate investment trusts (“REITs”) and other real estate related issuers.Of the $486.7 million, $176.4 million was converted in 2011 from CDS form to financial guaranty form. Included in the amount converted are most of the TruPS CDOs currently rated BIG, including two TruPS CDOs for which the Company is projecting losses. The Company projects losses for TruPS CDOs by projecting the performance of the asset pools across several scenarios (which it weights) and applying the CDO structures to the resulting cash flows. For the year ended December 31, 2011, the Company has projected expected losses to be paid for TruPS CDOs that are accounted for as financial guaranty insurance of $3.3 million. The increase of approximately $3.5 million in net expected loss during 2011 was driven primarily by the conversion of two TruPS CDOs with expected losses to financial guaranty form in June 2011, and a reduction in the risk free rate used to discount loss projections (which was partially offset by decreased London Interbank Offered Rate (“LIBOR”) rates on floating rate notes).“XXX” Life Insurance TransactionsThe Company’s $1.9 billion net par of XXX life insurance transactions include, as of December 31, 2011, $704.7 million rated BIG. The BIG “XXX” life insurance reserve securitizations are based on discrete blocks of individual life insurance business. In each such transaction the monies raised by the sale of the bonds reinsured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer.

The monies are invested at inception in accounts managed by third-party investment managers. In order for the Company to incur an ultimate net loss on these transactions, adverse experience on the underlying block of life insurance policies and/or credit losses in the investment portfolio would need to exceed the level of credit enhancement built into the transaction structures. In particular, such credit losses in the investment portfolio could be realized in the event that circumstances arise resulting in the early liquidation of assets at a time when their market value is less than their intrinsic value.The BIG “XXX” life insurance transactions consist of Class A-2 Floating Rate Notes issued by Ballantyne Re p.l.c and Series A-1 Floating Rate Notes issued by Orkney Re II p.l.c (“Orkney Re II”). The Ballantyne Re and Orkney Re II XXX transactions had material amounts of their assets invested in U.S. RMBS transactions.Based on its analysis of the information currently available, including estimates of future investment performance provided by the investment manager, and projected credit impairments on the invested assets and performance of the blocks of life insurance business at December 31, 2011, the Company’s projected net expected loss to be paid is $94.9 million. The increase of approximately $40.8 million during 2011 is due primarily to deterioration in RMBS investments and a reduction of the risk free rate used to discount loss projections.Other Notable Loss or Claim TransactionsThe preceding pages describe the asset classes in the financial guaranty portfolio that encompass most of the Company’s projected losses. The Company also projects losses on, or is monitoring particularly closely, a number of other transactions, the most significant of which are described in the following paragraphs.As of December 31, 2011, the Company had exposure to sovereign debt of Greece through financial guarantees of €56.8 million of €200.0 million of debt due in 2037 with a 4.5% fixed coupon and €15.0 million of €113.9 million of inflation-linked debt due in 2057 with a 2.085% coupon. The Company and its affiliates recognized an expected gross loss of a $64.7 million, of which the Company had assumed $5.6 million. See Note 15, Subsequent Events.The Company has net exposure to Jefferson County, Alabama of $244.9 million, all of which is assumed. On November 9, 2011, Jefferson County filed for bankruptcy under Chapter 9 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Alabama (Southern Division) Most of the Company’s exposure relates to $173.6 million of warrants issued by Jefferson County in respect of its sewer system. Jefferson County’s sewer revenue warrants are secured by a pledge of the net revenues of the sewer system, and the bankruptcy court has affirmed that the net revenues constitute “special revenue” under Chapter 9. Therefore, the net revenues of the sewer system are not subject to an automatic stay during the pendency of the County’s bankruptcy case. However, whether sufficient net revenues will be made available for the payment of regularly scheduled debt service will be a function of the bankruptcy court’s determination of “necessary operating expenses” under the bankruptcy code and the valuation of the sewer revenue stream which the bankruptcy court ultimately approves. The Company has projected expected loss to be paid of $8.3 million as of December 31, 2011 and $8.3 million as of December 31, 2010 on the sewer revenue warrants, which is an estimate based on a number of probability-weighted scenarios. The Company’s remaining net exposure of $71.3 million relates to bonds issued by Jefferson County that are secured by, or payable from, certain revenues, taxes or lease payments that may have the benefit of a statutory lien or a lien on “special revenues” or other collateral. The Company projects less than $1 million of expected loss to be paid as of December 31, 2011 and 2010 on these bonds.The Company expects that bondholder rights will be enforced. However, due to the early stage of the bankruptcy proceeding, and the circumstances surrounding Jefferson County’s debt, the nature of the action is uncertain. The Company will continue to analyze developments in the matter closely.The Company has projected expected loss to be paid of $6.2 million as of December 31, 2011 and approximately $0.1 million as of December 31, 2010 on a transaction backed by revenues generated by telephone directory “yellow pages” (both print and digital) in various jurisdictions with a net par of $15.0 million and guaranteed by Ambac Assurance Corporation (“Ambac”). This estimate is based primarily on the Company’s view of how quickly “yellow pages” revenues are likely to decline in the future. The increase of approximately $6.2 million in expected loss in 2011 is due primarily to deterioration in performance offset in part by the Company’s purchase of some of the insured debt at a discount to par.

The Company insures a total of $4.1 million net par of securities backed by manufactured housing loans, a total of $2.2 million rated BIG. The Company has projected expected loss to be paid of approximately $0.1 million as of December 31, 2011 on two transactions from 2000-2001 with an aggregate net par of $2.2 million There were no projected expected loss to be paid as of December 31, 2010. The Company has $15.5 million of net par exposure to The City of Harrisburg, Pennsylvania, all of which is BIG. The Company has paid $0.2 million in net claims to date, and expects a full recovery. Recovery Litigation RMBS Transactions As of the date of this filing, the affiliated ceding companies have filed lawsuits with regard to a number of U.S. RMBS transactions reinsured by the Company, alleging breaches of R&W both in respect of the underlying loans in the transactions and the accuracy of the information provided to the affiliated ceding companies, and failure to cure or repurchase defective loans identified by the affiliated ceding companies to such persons. These transactions consist of the ACE Securities Corp. Home Equity Loan Trust, Series 2006-GP1, the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2 and the ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL3 transactions (in each of which AGC or AGM has sued Deutsche Bank AG affiliates DB Structured Products, Inc. and ACE Securities Corp.), the SACO I Trust 2005-GP1 transaction (in which AGC has sued JPMorgan Chase & Co.'s affiliate EMC Mortgage LLC (formerly EMC Mortgage Corporation)), the Flagstar Home Equity Loan Trust, Series 2005-1 and Series 2006-2 transactions (in which AGM has sued Flagstar Bank, FSB, Flagstar Capital Markets Corporation and Flagstar ABS, LLC), Bear Stearns Asset Backed Securities I Trust 2005- AC5 and Bear Stearns Asset Backed Securities I Trust 2005-AC6 (in which AGC has sued EMC Mortgage LLC), and GMAC RFC Home Equity Loan-Backed Notes, Series 2006-HSA3 and Series 2004-HE3 (in which AGM has sued GMAC Mortgage, LLC (formerly GMAC Mortgage Corporation; Residential Asset Mortgage Products, Inc.; Ally Bank (formerly GMAC Bank); Residential Funding Company, LLC (formerly Residential Funding Corporation); Residential Capital, LLC (formerly Residential Capital Corporation); Ally Financial (formerly GMAC, LLC); and Residential Funding Mortgage Securities II, Inc. in the Southern District of New York; on May 14, 2012, Residential Capital, LLC filed for Chapter 11 protection with the U.S. Bankruptcy Court).. In these lawsuits, AGM and AGC seek damages, including indemnity or reimbursement for losses. In September 2010, AGM also filed a lawsuit in the Superior court of the State of California, County of Los Angeles, against UBS Securities LLC and Deutsche Bank Securities, Inc., as underwriters, as well as several named and unnamed control persons of IndyMac Bank, FSB and related IndyMac entities, with regard to two U.S. RMBS transactions that AGM had insured, seeking damages for alleged violations of state securities laws and breach of contract, among other claims. One of these transactions (referred to as IndyMac Home Equity Loan Trust 2007-H1) is a second lien transaction and the other (referred to as IndyMac IMSC Mortgage Loan Trust 2007-H0A-1) is a first lien transaction. In October 2011, AGM and AGC brought an action in the Supreme Court of the State of New York against DLJ Mortgage Capital, Inc. ("DLJ") and Credit Suisse Securities (USA) LLC ("Credit Suisse") with regard to six first lien U.S. RMBS transactions insured by them: CSAB Mortgage-Backed Pass Through Certificates, Series 2006-2; CSAB Mortgage-Backed Pass Through Certificates, Series 2006-3; CSAB Mortgage-Backed Pass Through Certificates, Series 2006-4; CMSC Mortgage-Backed Pass Through Certificates, Series 2007-3; CSAB Mortgage-Backed Pass Through Certificates, Series 2007-1; and TBW Mortgage-Backed Pass Through Certificates, Series 2007-2. The complaint alleges breaches of R&W by DLJ in respect of the underlying loans in the transactions, breaches of contract by DLJ and Credit Suisse in procuring falsely inflated shadow ratings (a condition to the issuance by AGC and AGM of its policies) by providing false and misleading information to the rating agencies, and failure by DLJ to cure or repurchase defective loans identified by AGM and AGC. In February 2012, AGM filed a complaint in the Supreme Court of the State of New York against UBS Real Estate Securities Inc. with respect to three first lien U.S. RMBS transactions it had insured: MASTR Adjustable Rate Mortgages Trust 2006-0A2; MASTR Adjustable Rate Mortgages Trust 2007-1; and MASTR Adjustable Rate Mortgages Trust 2007-3. The complaint alleges breaches of R&W by UBS Real Estate in respect of the underlying loans in the transactions, breaches of UBS Real Estate's repurchase obligations with respect to the defective loans identified by AGM, and breaches of contract by UBS Real Estate in procuring falsely inflated shadow ratings (a condition to the issuance by AGM of its policies) by providing false and misleading information to the ratings agencies concerning the underlying loans in the transactions.36

In connection with the Deutsche Bank Agreement, the affiliated ceding companies will dismiss lawsuits they have filed against Deutsche Bank involving the following RMBS transactions: ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL2; ACE Securities Corp. Home Equity Loan Trust, Series 2007-SL3; and IndyMac Home Equity Loan Trust 2007-H1. The Deutsche Bank Agreement does not resolve the litigation filed by AGM against Deutsche Bank regarding the ACE Securities Corp. Home Equity Loan Trust, Series 2006-GP1 securitization transaction, which involves second lien mortgage loans originated by a third party. "XXX" Life Insurance Transactions In December 2008, AGUK, an affiliated company, filed an action against J.P. Morgan Investment Management Inc. ("JPMIM"), the investment manager in the Orkney Re II transaction, in the Supreme Court of the State of New York alleging that JPMIM engaged in breaches of fiduciary duty, gross negligence and breaches of contract based upon its handling of the investments of Orkney Re II. After AGUK's claims were dismissed with prejudice in January 2010, AGUK was successful in its subsequent motions and appeals and, as of December 2011, all of AGUK's claims for breaches of fiduciary duty, gross negligence and contract were reinstated in full. Separately, at the trial court level, discovery is ongoing. Public Finance Transactions In June 2010, AGM sued JPMorgan Chase Bank, N.A. and JPMorgan Securities, Inc. (together, "JPMorgan"), the underwriter of debt issued by Jefferson County, in the Supreme Court of the State of New York alleging that JPMorgan induced AGM to issue its insurance policies in respect of such debt through material and fraudulent misrepresentations and omissions, including concealing that it had secured its position as underwriter and swap provider through bribes to Jefferson County commissioners and others. In December 2010, the court denied JPMorgan's motion to dismiss. AGM has filed a motion with the Jefferson County bankruptcy court to confirm that continued prosecution of the lawsuit against JPMorgan will not violate the automatic stay applicable to Jefferson County notwithstanding JPMorgan's interpleading of Jefferson County into the lawsuit. AGM is continuing its risk remediation efforts for this exposure. In September 2010, AGM, together with TD Bank, National Association and Manufacturers and Traders Trust Company, as trustees, filed a complaint in the Court of Common Pleas of Dauphin County, Pennsylvania against The Harrisburg Authority, The City of Harrisburg, Pennsylvania, and the Treasurer of the City in connection with certain Resource Recovery Facility bonds and notes issued by The Harrisburg Authority, alleging, among other claims, breach of contract by both The Harrisburg Authority and The City of Harrisburg, and seeking remedies including an order of mandamus compelling the City to satisfy its obligations on the defaulted bonds and notes and the appointment of a receiver for The Harrisburg Authority. Acting on its own, the City Council of Harrisburg filed a purported bankruptcy petition for the City on October 11, 2011, which petition and a subsequent appeal were dismissed by the bankruptcy judge in November 2011. The City Council has appealed the dismissal of the appeal. As a result of the dismissal, however, the actions brought by AGM and the trustees against The City of Harrisburg and The Harrisburg Authority are no longer stayed. A receiver for The City of Harrisburg (the "City Receiver") was appointed by the Commonwealth Court of Pennsylvania in December 2011. The City Receiver filed a motion to intervene in the mandamus action and action for the appointment of a receiver for the resource recovery facility. In March 2012, the Court of Common Pleas of Dauphin County, Pennsylvania issued an order granting the motion for the appointment of a receiver for the resource recovery facility, which order has been appealed by The Harrisburg Authority. 37

Net Loss Summary

The following table provides information on loss and LAE reserves net of reinsurance and salvage and subrogation recoverable on the consolidated balance sheets.

Loss and LAE Reserve (Recovery)
Net of Reinsurance and Salvage and Subrogation Recoverable

	As of December 31, 2011			As of December 31, 2010		
	Net Loss and LAE Reserve	Net Salvage and Subrogation Recoverable	Net	Net Loss and LAE Reserve	Net Salvage and Subrogation Recoverable	Net
			(in millions)			
U.S. RMBS:						
First lien:						
Prime first lien	$0.5	$—	$0.5	$0.6	$—	$0.6
Alt-A first lien	9.7	0.6	9.1	10.0	—	10.0
Option ARM	9.2	6.1	3.1	16.0	1.9	14.1
Subprime	7.2	—	7.2	15.0	—	15.0
Total first lien	26.6	6.7	19.9	41.6	1.9	39.7
Second lien:						
Closed-end second lien	4.0	10.7	(6.7)	3.8	3.1	0.7
HELOC	29.8	7.4	22.4	10.9	77.7	(66.8)
Total second lien	33.8	18.1	15.7	14.7	80.8	(66.1)
Total U.S. RMBS	60.4	24.8	35.6	56.3	82.7	(26.4)
Other structured finance	140.9	—	140.9	87.8	0.2	87.6
Public finance	38.1	10.2	27.9	31.7	5.1	26.6
Total financial guaranty	239.4	35.0	204.4	175.8	88.0	87.8
Other	1.9	—	1.9	2.1	—	2.1
Total	$241.3	$35.0	$206.3	$177.9	$88.0	$89.9

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for financial guaranty insurance contracts. Amounts presented are net of reinsurance and net of the benefit for recoveries from breaches of R&W.

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Loss and LAE Reported on the Consolidated Statements of Operations

	Year Ended December 31, 2011	2010
	(in millions)	
Financial Guaranty:		
U.S. RMBS:		
First lien:		
Prime first lien	$(0.1)	$0.4
Alt-A first lien	—	4.5
Option ARM	(7.6)	8.9
Subprime	(7.4)	6.6
Total first lien	(15.1)	20.4
Second lien:		
Closed end second lien	(0.8)	1.2
HELOC	22.8	25.4
Total second lien	22.0	26.6
Total U.S. RMBS	6.9	47.0
Other structured finance	63.6	44.9
Public finance	18.8	14.1
Total financial guaranty	89.3	106.0
Other	—	0.1
Total loss and LAE	$89.3	$106.1

The following table provides information on financial guaranty insurance and reinsurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary December 31, 2011

	BIG Categories			
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)			
Number of risks(1)	96	52	90	238
Remaining weighted-average contract period (in years)	13.9	22.8	16.2	16.4
Net outstanding exposure:				
Principal	$1,853.1	$742.7	$1,745.5	$4,341.3
Interest	1,184.6	903.3	689.7	2,777.6
Total	$3,037.7	$1,646.0	$2,435.2	$7,118.9
Expected cash outflows(inflows)	$251.8	$164.5	$325.1	$741.4
Potential recoveries(2)	(251.1)	(21.2)	(94.2)	(366.5)
Subtotal	0.7	143.3	230.9	374.9
Discount	2.4	(54.3)	(89.0)	(140.9)
Present value of expected cash flows	$3.1	$89.0	$141.9	$234.0
Unearned premium reserve	$30.6	$13.5	$59.2	$103.3
Reserves (salvage) (3)	$(1.0)	$77.9	$127.5	$204.4

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Financial Guaranty Insurance BIG Transaction Loss Summary
December 31, 2010

	BIG Categories			
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)			
Number of risks(1)	68	70	77	215
Remaining weighted-average contract period (in years)	14.6	19.6	16.2	16.3
Net outstanding exposure:				
Principal	$1,217.9	$741.9	$1,661.4	$3,621.2
Interest	850.6	752.6	657.1	2,260.3
Total	$2,068.5	$1,494.5	$2,318.5	$5,881.5
Expected cash outflows(inflows)	$15.1	$186.1	$660.4	$861.6
Potential recoveries(2)	(10.1)	(70.0)	(707.9)	(788.0)
Subtotal	5.0	116.1	(47.5)	73.6
Discount	1.0	(24.1)	66.7	43.6
Present value of expected cash flows	$6.0	$92.0	$19.2	$117.2
Unearned premium reserve	$15.1	$17.5	$42.8	$75.4
Reserves (salvage) (3)	$14.0	$79.4	$(5.6)	$87.8

(1) A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

(2) Includes estimated future recoveries for breaches of R&W as well as excess spread, and draws on HELOCs.

(3) See table "Components of net reserves (salvage)."

The following table reconciles the loss and LAE reserve and salvage and subrogation recoverable components on the consolidated balance sheet to the financial guaranty net reserves (salvage) in the financial guaranty BIG transaction loss summary tables above.

Components of Net Reserves (Salvage)

	As of December 31,	
	2011	2010
	(in millions)	
Loss and LAE reserve	$241.6	$178.3
Reinsurance recoverable on unpaid losses	(0.3)	(0.4)
Salvage and subrogation recoverable	(35.0)	(88.0)
Total	206.3	89.9
Less: other	1.9	2.1
Financial guaranty net reserves (salvage)	$204.4	$87.8

5. Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based hypothetically, on a market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party's proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of

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the instrument and contractual features designed to reduce the Company’s credit exposure such as collateral rights as applicable. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness, constraints on liquidity and unobservable parameters. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company continues to refine its methodologies. During 2011, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income. The Company’s methods for calculating fair value produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. The fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. All three levels require the use of observable market data when available. Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market. Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs. Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation. Transfers between Levels 1, 2 and 3 are recognized at the beginning of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine, based on the definitions provided, whether a transfer is necessary. There were no significant transfers between Level 1 and Level 2 during the periods presented. In May 2011, the FASB issued new guidance that develops common requirements for measuring fair value and for disclosing information about fair value measurements to improve the comparability of financial statements prepared in accordance with U.S. GAAP and International Financial Reporting Standards. The new guidance clarifies the application of existing fair value measurement and disclosure requirements, changes certain principles related to measuring fair value, and requires additional disclosures about fair value measurements. The amendments are to be applied prospectively and are effective during interim and annual periods beginning after December 15, 2011, which corresponds to the Company’s first quarter of fiscal year 2012. The Company does not expect such adoption will have a material impact on its financial position and results of operations, however, it may change certain fair value disclosures. Measured and Carried at Fair Value Fixed Maturity Securities and Short-term Investments The fair value of bonds in the investment portfolio is generally based on quoted market prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. Such quotes generally include available relevant market information, benchmark curves, benchmarking of like securities, sector groupings and matrix pricing. Additional valuation factors that can be taken into account are nominal spreads, dollar basis and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements and sector news. The overwhelming majority of fixed maturities are classified as Level 2 because the most significant inputs used in the pricing techniques are observable. Prices determined based upon model processes where at least one significant model assumption or input is unobservable are considered to be Level 3 in the fair value hierarchy. At December 31, 2011, the Company used model processes to price three fixed maturity securities which were 1% or $21.1 million of the Company’s fixed income securities and short-term investments at fair value. These securities were classified as Level 3. Financial Guaranty Contracts Accounted for as Credit Derivatives The Company’s credit derivatives consist primarily of assumed CDS contracts that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The focus of the discussion below is on the Company’s assumed business from the affiliated ceding companies. Less than 2% of credit derivative net par outstanding relates to assumed business from third party reinsurers. The affiliated ceding companies do not enter into CDS with the intent to actively trade these contracts and the affiliated ceding companies may not unilaterally terminate a CDS contract; however, the affiliated ceding companies have mutually agreed with various counterparties to terminate certain CDS transactions. The terms of the affiliated ceding companies’ CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts. In general the non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the affiliated ceding companies employ relatively high attachment points and do not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties to terminate certain CDS contracts. Due to the lack of quoted prices for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through modeling that uses various inputs to derive an estimate of the fair value of the contracts in principal markets. Observable inputs other than quoted market prices exist; however, these inputs reflect contracts that do not contain terms and conditions similar to the credit derivative contracts assumed by the Company. Management does not believe there is an established market where financial guaranty insured credit derivatives are actively traded. The terms of the protection under an insured financial guaranty credit derivative do not, except for certain rare circumstances, allow the affiliated ceding companies to exit their contracts. Management has determined that the exit market for its credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of deals to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most significantly the estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing. The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information. The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining net premiums the Company expects to receive or pay for the credit protection under the contract and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay the Company for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual cash flows are the most readily observable inputs since they are based on the CDS contractual terms. These cash flows include premiums to be received or paid under the terms of the contract. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. If credit spreads of the underlying obligations change, the fair value of the related credit derivative changes. Market liquidity also affects valuations of the underlying obligations. Market conditions at December 31, 2011 were such that market prices of the Company’s CDS contracts were not available. Since market prices were not available, the Company used proprietary valuation models that used both unobservable and observable market data inputs as described under “Assumptions and Inputs” below. These models are primarily developed internally based on market conventions for similar transactions.

Valuation models include management estimates and current market information. Management is also required to make assumptions of how the fair value of credit derivative instruments is affected by current market conditions. Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models to determine the fair value of these credit derivative products, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material. Assumptions and Inputs Listed below are various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts. The Company records its proportionate share of the fair value calculated by the affiliated ceding companies. The majority of the assumed CDS are from AGC, whose credit standing is a proxy for AG Re. Therefore the Company does not make any adjustments to the fair value determined by the affiliated ceding companies.  How gross spread is calculated: Gross spread is the difference between the yield of a security paid by an issuer on an insured versus uninsured basis or, in the case of a CDS transaction, the difference between the yield and an index such as the LIBOR. Such pricing is well established by historical financial guaranty fees relative to the credit spread on risks assumed as observed and executed in competitive markets, including in financial guaranty reinsurance and secondary market transactions.  How gross spread is allocated: Gross spread on a financial guaranty accounted for as CDS is allocated among: 1. the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction (“bank profit”); 2. premiums paid to the affiliated ceding company for the credit protection provided (“net spread”); and, 3. the cost of CDS protection purchased by the originator to hedge their counterparty credit risk exposure to the affiliated ceding Companies (“hedge cost”).  The weighted average life which is based on expected remaining contractual cash flows and debt service schedules, which are the most readily observable inputs since they are based on the CDS contractual terms.  The rates used to discount future expected losses. The expected future premium cash flows for credit derivatives were discounted at rates ranging from 0.4% to 2.7% at December 31, 2011. The expected future premium cash flows for credit derivatives were discounted at rates ranging from 0.8% to 4.1% at December 31, 2010. Gross spread is used to ultimately determine the net spread a comparable financial guarantor would charge the affiliated ceding company to transfer its risk at the reporting date. The affiliated ceding companies obtain gross spreads on risks assumed from market data sources published by third parties (e.g. dealer spread tables for the collateral similar to assets within the affiliated ceding companies’ transactions) as well as collateral- specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees.

Management obtains this information as the result of direct communication with these sources as part of the valuation process.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, the Company either interpolate or extrapolate CDS spreads based on similar transactions or market indices.

- Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).
- Deals priced or closed during a specific quarter within a specific asset class and specific rating.
- Credit spreads interpolated based upon market indices.
- Credit spreads provided by the counterparty of the CDS.
- Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type

	As of December 31,	
	2011	2010
Based on actual collateral specific spreads	10%	10%
Based on market indices	74%	77%
Provided by the CDS counterparty	16%	13%
Total	100%	100%

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company's objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management's assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a financial guaranty contract accounted for as CDS is close to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on an alternative transaction for which the Company has received a spread quote from one of the first three sources within the affiliated ceding companies' spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions' current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross-referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the affiliated ceding companies receive is referred to as the "net spread." The affiliated ceding companies' pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the affiliated ceding companies' own credit spread affects the pricing of its deals. The affiliated ceding companies' own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the affiliated ceding companies, as reflected by quoted market prices on CDS referencing AGC or AGM. For credit spreads on the affiliated ceding companies' name the affiliated ceding companies obtain the quoted price of CDS contracts traded on AGC and AGM from market data sources published by third parties. The cost to acquire CDS protection referencing AGC or AGM affects the amount of spread on CDS deals that the affiliated ceding companies retain and, hence, their fair value. As the cost to acquire CDS protection referencing AGC or AGM increases, the amount of premium the affiliated ceding

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companies retain on a deal generally decreases. As the cost to acquire CDS protection referencing AGC or AGM decreases, the amount of premium the affiliated ceding companies retain on a deal generally increases. In the affiliated ceding companies' valuation model, the premium the affiliated ceding companies capture is not permitted to go below the minimum rate that the affiliated ceding companies would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. The affiliated ceding companies corroborate the assumptions in its fair value model, including the amount of exposure to AGC and AGM hedged by its counterparties, with independent third parties each reporting period. The current level of AGC's and AGM's own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGC and AGM. This reduces the amount of contractual cash flows AGC and AGM can capture for selling its protection.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that contractual terms of financial guaranty insurance contracts typically do not require the posting of collateral by the guarantor. The widening of a financial guarantor's own credit spread increases the cost to buy credit protection on the guarantor, thereby reducing the amount of premium the guarantor can capture out of the gross spread on the deal. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A credit derivative asset on protection sold is the result of contractual cash flows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the current reporting date. If the affiliated ceding companies were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract.The affiliated ceding companies determine the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts.

Example

Following is an example of how changes in gross spreads, the affiliated ceding companies' own credit spread and the cost to buy protection on the affiliated ceding companies affect the amount of premium the affiliated ceding companies can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2	
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500	
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16	440	88
The premium received per annum (in bps)	40	22	10	2

In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to the affiliated ceding company, when the CDS spread on the affiliated ceding company was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the affiliated ceding company received premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to the affiliated ceding company, when the CDS spread on the affiliated ceding company was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the affiliated ceding company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge the affiliated ceding company's name, the amount of profit the bank would expect to receive, and the premium the affiliated ceding company would expect to receive decline significantly.

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In this example, the contractual cash flows (the affiliated ceding company premium received per annum above) exceed the amount a market participant would require the affiliated ceding company to pay in today’s market to accept its obligations under the CDS contract, thus resulting in an asset. This credit derivative asset is equal to the difference in premium rates discounted at the corresponding LIBOR over the weighted average remaining life of the contract. Strengths and Weaknesses of Model The affiliated ceding companies’ credit derivative valuation model, like any financial model, has certain strengths and weaknesses. The primary strengths of the CDS modeling techniques are:  The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.  The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed to be the key parameters that affect fair value of the transaction.  The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity. The primary weaknesses of the CDS modeling techniques are:  There is no exit market or actual exit transactions. Therefore the exit market is a hypothetical one based on the entry market.  There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.  At December 31, 2011 and December 31, 2010, the markets for the inputs to the model were highly illiquid, which impacts their reliability.  Due to the non-standard terms of the derivative contracts, the fair value of the Company’s credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market. As of December 31, 2011 these contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the estimate of the value of non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing. Not Carried at Fair Value Financial Guaranty Contracts in Insurance Form The fair value of the Company’s financial guaranty contracts accounted for as insurance was based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. This amount was based on the pricing assumptions management has observed in portfolio transfers that have occurred in the financial guaranty market and included adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Financial Instruments Carried at Fair Value Amounts recorded at fair value in the Company’s financial statements are included in the tables below. Fair Value Hierarchy of Financial Instruments Carried at Fair Value As of December 31, 2011 Fair Value Hierarchy Fair Value Level 1 Level 2 Level 3 (in millions) Assets: Investment portfolio, available-for-sale: Fixed maturity securities: U.S. government and agencies $328.5 $— $328.5 $— Obligations of state and political subdivisions 130.0 — 130.0 — Corporate securities 624.0 — 624.0 — Mortgage-backed securities: RMBS 944.6 — 941.0 3.6 CMBS 308.2 — 308.2 — Asset-backed securities 105.0 — 87.5 17.5 Foreign government securities 2.3 — 2.3 — Total fixed maturity securities 2,442.6 — 2,421.5 21.1 Short-term investments 75.9 6.6 69.3 — Credit derivative assets 76.8 — — 76.8 Total assets carried at fair value $2,595.3 $6.6 $2,490.8 $97.9 Liabilities: Credit derivative liabilities $337.2 $— $— $337.2 Total liabilities carried at fair value $337.2 $— $— $337.2 Fair Value Hierarchy of Financial Instruments Carried at Fair Value As of December 31, 2010 Fair Value Hierarchy Fair Value Level 1 Level 2 Level 3 (in millions) Assets: Investment portfolio, available-for-sale: Fixed maturity securities: U.S. government and agencies $412.8 $— $412.8 $— Obligations of state and political subdivisions 104.2 — 104.2 — Corporate securities 560.3 — 560.3 — Mortgage-backed securities: RMBS 723.6 — 719.3 4.3 CMBS 280.3 — 280.3 — Asset-backed securities 145.3 — 112.0 33.3 Foreign government securities 2.2 — 2.2 — Total fixed maturity securities 2,228.7 — 2,191.1 37.6 Short-term investments 105.5 3.9 101.6 — Credit derivative assets 103.5 — — 103.5 Total assets carried at fair value $2,437.7 $3.9 $2,292.7 $141.1 Liabilities: Credit derivative liabilities $446.4 $— $— $446.4 Total liabilities carried at fair value $446.4 $— $— $446.4 Changes in Level 3 Fair Value Measurements The table below presents a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2011 and 2010.

Fair Value Level 3 Rollforward
Recurring Basis

	Year Ended December 31, 2011		
	Fixed Maturity Securities		
	RMBS	Asset-Backed Securities	Credit Derivative Asset (Liability), net(3)
		(in millions)	
Fair value at December 31, 2010	$4.3	$33.3	$(342.9)
Total pretax realized and unrealized gains/(losses) recorded in(1)			
Net income (loss)	4.7(2)	2.6(2)	75.8(4)
Other comprehensive income (loss)	(1.2)	(17.9)	—
Settlements	(4.2)	(0.5)	6.7
Fair value at December 31, 2011	$3.6	$17.5	$(260.4)
Change in unrealized gains/(losses) related to financial instruments held at December 31, 2011	$(1.2)	$(17.9)	$91.9

	Year Ended December 31, 2010		
	Fixed Maturity Securities		
	RMBS	Asset-Backed Securities	Credit Derivative Asset (Liability), net(3)
		(in millions)	
Fair value at December 31, 2009	$—	$—	$(311.0)
Total pretax realized and unrealized gains/(losses) recorded in(1)			
Net income (loss)	0.6(2)	0.5(2)	5.5(4)
Other comprehensive income (loss)	5.3	11.1	—
Purchases, issuances, settlements, net	(4.9)	3.4	(37.4)
Transfers in/or out of Level 3	3.3	18.3	—
Fair value at December 31, 2010	$4.3	$33.3	$(342.9)
Change in unrealized gains/(losses) related to financial instruments held at December 31, 2010	$5.3	$9.2	$(0.1)

(1) Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2) Included in net realized investment gains (losses) and net investment income.

(3) Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(4) Reported in net change in fair value of credit derivatives.

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The carrying amount and estimated fair value of financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of December 31, 2011		As of December 31, 2010	
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)			
Assets:				
Fixed maturity securities	$2,442.6	$2,442.6	$2,228.7	$2,228.7
Short-term investments	75.9	75.9	105.5	105.5
Credit derivative assets	76.8	76.8	103.5	103.5
Liabilities:				
Financial guaranty insurance contracts(1)	1,190.2	1,221.0	1,077.4	1,141.9
Credit derivative liabilities	337.2	337.2	446.4	446.4

(1) Carrying amount includes the balance sheet amounts related to financial guaranty insurance contract premiums and losses, net of reinsurance.

6. Financial Guaranty Contracts Accounted for as Credit Derivatives

Accounting Policy

Credit derivatives are recorded at fair value. Changes in fair value are recorded in "net change in fair value of credit derivatives" on the consolidated statement of operations. Realized gains and other settlements on credit derivatives include credit derivative premiums received and receivable for credit protection the Company has sold under its insured CDS contracts, premiums paid and payable for credit protection the Company has purchased, contractual claims paid and payable and received and receivable related to insured credit events under these contracts, ceding commissions expense or income and realized gains or losses related to their early termination. Net unrealized gains and losses on credit derivatives represent the adjustments for changes in fair value in excess of realized gains and other settlements that are recorded in each reporting period. Fair value of credit derivatives is reflected as either net assets or net liabilities determined on a contract by contract basis in the Company's consolidated balance sheets. See Note 5, Fair Value Measurement, for a discussion on the fair value methodology for credit derivatives.

Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS). Until the Company ceased selling credit protection through credit derivative contracts in the beginning of 2009, following the issuance of regulatory guidelines that limited the terms under which the credit protection could be sold, management considered these agreements to be a normal part of its financial guaranty business. The potential capital or margin requirements that may apply under the Dodd-Frank Wall Street Reform and Consumer Protection Act contributed to the decision of the Company not to sell new credit protection through CDS in the foreseeable future.

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the affiliated ceding Company's control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, while the Company's exposure under credit derivatives, like the Company's exposure under financial guaranty insurance contracts, has been generally for as long as the reference obligation remains outstanding, unlike financial guaranty contracts, a credit derivative may be terminated for a breach of the ISDA documentation or other specific events. A loss payment is made only upon the occurrence of one or more defined credit events with respect to the referenced securities or loans. A credit event may be a non-payment event such as a failure to pay, bankruptcy or restructuring, as negotiated by the parties to the credit derivative transactions. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company, the affiliated ceding company, or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. The Company or the affiliated ceding company may be required to make a termination payment to its swap counterparty upon such termination. The Company or the affiliated ceding company may not unilaterally terminate a CDS contract; however, the affiliated ceding Company has mutually agreed with various counterparties to terminate certain CDS transactions.

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Credit Derivative Net Par Outstanding by Sector

The estimated remaining weighted average life of credit derivatives was 7.1 years at December 31, 2011 and 7.6 years at December 31, 2010. The components of the Company's credit derivative net par outstanding are presented below.

Credit Derivatives Net Par Outstanding

	As of December 31,			
	2011		2010	
Asset Type	Net Par Outstanding(1)	Weighted Average Credit Rating	Net Par Outstanding(1)	Weighted Average Credit Rating
	(in millions)			
Assumed from affiliates:				
Pooled corporate obligations:				
Collateralized loan obligations ("CLOs")/ Collateralized bond obligations ("CBOs")	$3,583	AAA	$4,917	AAA
Synthetic investment grade pooled corporate	343	AAA	421	AAA
Trust preferred securities	1,046	BB	1,308	BB
Market value CDOs of corporate obligations	749	AAA	847	AAA
Total pooled corporate obligations	5,721	AA+	7,493	AA+
U.S. RMBS:				
Alt-A Option ARMs and Alt-A First Lien	946	BB-	1,112	B+
Subprime First lien	826	A+	906	AA-
Prime first lien	66	B	78	B
Closed end second lien and HELOCs	4	A	4	A
Total U.S. RMBS	1,842	BBB	2,100	BBB-
Commercial mortgage-backed securities	833	AAA	1,290	AAA
Other	3,427	A	3,744	A
Assumed from affiliates	11,823	AA-	14,627	AA-
Assumed from third parties	207	AA+	701	AAA
Total	$12,030	AA-	$15,328	AA-

(1) Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

Except for TruPS CDOs, the Company's exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company's pooled corporate exposure consists of CLO or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company's exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

The Company's TruPS CDO asset pools are generally less diversified by obligors and industries than the typical CLO asset pool. Also, the underlying collateral in TruPS CDOs consists primarily of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, REITs and other real estate related issuers, while CLOs typically contain primarily senior secured obligations. Finally, TruPS CDOs typically contain interest rate hedges that may complicate the cash flows. However, to mitigate these risks TruPS CDOs were typically structured with higher levels of embedded credit enhancement than typical CLOs. In 2011, approximately $176.4 million of CDS written on TruPS CDOs were converted to financial guaranty insurance policies.

The Company's exposure to "Other" CDS contracts is also highly diversified. It includes $1.4 billion of exposure to three pooled infrastructure transactions comprising diversified pools of international infrastructure project transactions and loans to regulated utilities. These pools were all structured with underlying credit enhancement sufficient for the Company to attach at super senior AAA levels. The remaining $2.0 billion of

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exposure in "Other" CDS contracts comprises numerous deals typically structured with significant underlying credit enhancement and spread across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and consumer receivables.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	December 31, 2011		December 31, 2010	
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)			
Super Senior	$2,104	17.5%	$2,609	17.0%
AAA	4,108	34.1	5,698	37.2
AA	1,068	8.9	1,645	10.7
A	1,860	15.5	2,116	13.8
BBB	1,187	9.9	1,494	9.8
BIG	1,703	14.1	1,766	11.5
Total credit derivative net par outstanding	$12,030	100.0%	$15,328	100.0%

Credit Derivative
U.S. Residential Mortgage-Backed Securities

	December 31, 2011		Full Year 2011
Vintage	Net Par Outstanding (in millions)	Weighted Average Credit Rating	Unrealized Gain (Loss) (in millions)
2004 and Prior	$39	BBB	$—
2005	519	AA	1.1
2006	360	A-	1.8
2007	924	B	62.1
Total	$1,842	BBB	$65.0

Credit Derivative
Commercial Mortgage-Backed Securities

	December 31, 2011		Full Year 2011
Vintage	Net Par Outstanding (in millions)	Weighted Average Credit Rating(1)	Unrealized Gain (Loss) (in millions)
2004 and Prior	$—	—	$—
2005	169	AAA	1.7
2006	444	AAA	1.0
2007	220	AAA	(0.2)
Total	$833	AAA	$2.5

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Net Change in Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivatives Gain (Loss)

	Year Ended December 31,	
	2011	2010
	(in millions)	
Net credit derivative premiums received and receivable	$23.3	$26.1
Net ceding commissions (paid and payable) received and receivable	(6.6)	(8.1)
Termination losses	(5.1)	—
Realized gains on credit derivatives	11.6	18.0
Net credit derivative losses (paid and payable) recovered and recoverable	(21.8)	(4.5)
Total realized gains and other settlements on credit derivatives	(10.2)	13.5
Net unrealized gains (losses) on credit derivatives	86.0	(8.0)
Net change in fair value of credit derivatives	$75.8	$5.5

Net credit derivative premiums received and receivable included $1.8 million in 2011, which represents the acceleration of future premium revenues for terminated CDS. In addition, the Company's proportionate share of AGC's termination fees was $5.1 million, to terminate several CMBS CDS transactions in 2011 which carried high rating agency capital charges. Changes in the fair value of credit derivatives occur primarily because of changes in interest rates, credit spreads, credit ratings of the referenced entities, realized gains and other settlements, and the issuing company's own credit rating, credit spreads, and other market factors. Except for estimated credit impairments (i.e., net expected payments), the unrealized gains and losses on credit derivatives are expected to reduce to zero as the exposure approaches its maturity date. With considerable volatility continuing in the market, unrealized gains (losses) on credit derivatives may fluctuate significantly in future periods.

Net Change in Unrealized Gains (Losses) on Credit Derivatives
By Sector

	Year Ended December 31,	
	2011	2010
Asset Type	(in millions)	
Assumed from affiliates:		
Pooled corporate obligations:		
CLOs/CBOs	$2.0	$1.0
Synthetic investment grade pooled corporate	—	(0.2)
Trust preferred securities	2.4	12.7
Market value CDOs of corporate obligations	—	—
Total pooled corporate obligations	4.4	13.5
U.S. RMBS:		
Option ARM and Alt-A first lien	57.4	(62.2)
Prime first lien	7.1	(1.2)
Subprime first lien	0.5	0.5
Total U.S. RMBS	65.0	(62.9)
Commercial mortgage-backed securities	2.5	1.6
Other	14.1	39.7
Assumed from affiliates	86.0	(8.1)
Assumed from third parties	—	0.1
Total	$86.0	$(8.0)

In 2011, U.S. RMBS unrealized fair value gains were generated primarily in the Alt-A, Option ARM and prime first lien sectors due to narrower implied net spreads. The narrower implied net spreads were primarily a result of the increased cost to buy protection in AGC's name (which is a proxy for the Company's credit) as the market cost of AGC's credit protection increased. These transactions were pricing above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGC, increased the implied spreads that the Company would expect to receive on these transactions decreased.

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In 2010, U.S RMBS unrealized fair value losses were generated primarily in the Option ARM and Alt-A first lien sector due to wider implied net spreads. The wider implied net spreads were a result of internal ratings downgrades on several of these Option ARM and Alt-A first lien policies. The unrealized fair value gain within the TruPS CDO and Other asset classes resulted from tighter implied spreads. These transactions were pricing above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGC increased the implied spreads that the Company would expect to receive on these transactions decreased. During 2010, AGC's spreads widened. However, gains due to the widening of the Company's own credit were offset by declines in fair value resulting from price changes and the internal downgrades of several U.S. RMBS policies referenced above.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company's own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on AGC at each balance sheet date. Generally, a widening of the CDS prices traded on AGC has an effect of offsetting unrealized losses that result from widening general market credit spreads, while a narrowing of the CDS prices traded on AGC has an effect of offsetting unrealized gains that result from narrowing general market credit spreads. An overall narrowing of spreads generally results in an unrealized gain on credit derivatives for the Company and an overall widening of spreads generally results in an unrealized loss for the Company.

Five Year CDS Spread on AGC

	As of December 31,		
	2011	2010	2009
	(dollars in millions)		
Quoted price of CDS contract (in basis points):			
AGC	1,140	804	634

Components of Credit Derivative Assets (Liabilities)

	As of December 31, 2011	As of December 31, 2010
	(in millions)	
Credit derivative assets	$76.8	$ 103.5
Credit derivative liabilities	(337.2)	(446.4)
Net fair value of credit derivatives	(260.4)	(342.9)
Less: Effect of AGC credit spread	750.0	615.2
Fair value of credit derivatives before effect of AGC credit spread	$(1,010.4)	$(958.1)

The fair value of CDS contracts at December 31, 2011 before considering the implications of AGC's credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets, and ratings downgrades. The asset classes that remain most affected are recent vintages of subprime RMBS and Alt-A first lien deals, as well as TruPS. When looking at December 31, 2011 compared with December 31, 2010, there was widening of spreads primarily relating to the Alt-A first lien and subprime RMBS transactions as well as the Company's TruPS. This widening of spreads resulted in a loss of approximately $52.7 million before taking into account AGC's credit spreads.

Management believes that the trading level of AGC's credit spread is due to the correlation between AGC's risk profile and the current risk profile of the broader financial markets and to increased demand for credit protection against AGC as the result of its financial guaranty volume as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGC's credit spread were declines in fixed income security market prices primarily attributable to widening spreads in certain markets as a result of the continued deterioration in credit markets and some credit rating downgrades. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO, TRuPS CDO, and CLO markets as well as continuing market concerns over the most recent vintages of subprime RMBS.

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The following table presents the fair value and the present value of expected claim payments or recoveries for contracts accounted for as derivatives.

Net Fair Value and Expected Losses of Credit Derivatives by Sector
As of December 31, 2011

Asset Type	Fair Value of Credit Derivative Asset (Liability), net	Present Value of Expected Claim (Payments) Recoveries(1)
	(in millions)	
Pooled corporate obligations:		
CLOs/CBO	$(1.2)	$—
Synthetic investment grade pooled corporate	(0.2)	—
Synthetic high-yield pooled corporate	0.3	—
TruPS CDOs	(6.4)	(9.8)
Market value CDOs of corporate obligations	0.2	—
Total pooled corporate obligations	(7.3)	(9.8)
U.S. RMBS:		
Option ARM and Alt-A first lien	(155.4)	(35.8)
Prime first lien	(6.4)	—
Subprime first lien	(1.2)	(10.5)
Total U.S. RMBS	(163.0)	(46.3)
CMBS	(1.0)	—
Other	(89.1)	(16.3)
Total	$(260.4)	$(72.4)

(1) Represents amount in excess of the present value of future installment fees to be received of $9.7 million. Includes R&W on credit derivatives of $50.3 million.

Ratings Sensitivities of Credit Derivative Contracts

Some of the Company's CDS have rating triggers that allow certain CDS counterparties to terminate in the case of downgrades. If certain of its credit derivative contracts were terminated, the Company could be required to make a termination payment as determined under the relevant documentation, although under certain documents, the Company may have the right to cure the termination event by posting collateral, assigning its rights and obligations in respect of the transactions to a third party or seeking a third party guaranty of the obligations of the Company. As of December 31, 2011, if AGRO's ratings were downgraded to BBB- or Baa3, certain CDS counterparties could terminate certain CDS contracts covering approximately $1.0 million par insured. As of December 31, 2011, AG Re had no CDS exposure subject to termination based on its rating.

Under a limited number of other CDS contracts, the Company may be required to post eligible securities as collateral—generally cash or U.S. government or agency securities. For certain of such contracts, this requirement is based generally on fair value assessments, as determined under the relevant documentation, in excess of contractual thresholds that decline or are eliminated if the Company's ratings decline. As of December 31, 2011, the Company had posted approximately $0.7 million of collateral in respect of approximately $17.4 million of par insured. The Company may be required to post additional collateral from time to time, depending on its ratings and on the market values of the transactions subject to collateral posting.

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Sensitivity to Changes in Credit Spread The following table summarizes the estimated change in fair values on the net balance of the Company’s credit derivative positions assuming immediate parallel shifts in credit spreads on AGC and on the risks that it assumes. Effect of Changes in Credit Spread As of December 31, 2011 Credit Spreads(1) Estimated Net Fair Value (Pre-Tax) Estimated Change in Gain/(Loss) (Pre-Tax) (in millions) 100% widening in spreads $(543.0) $(282.6) 50% widening in spreads (401.5) (141.1) 25% widening in spreads (330.8) (70.4) 10% widening in spreads (288.4) (28.0) Base Scenario (260.4) — 10% narrowing in spreads (238.1) 22.3 25% narrowing in spreads (205.2) 55.2 50% narrowing in spreads (151.3) 109.1 (1) Includes the effects of spreads on both the underlying asset classes and AGC’s credit spread. 7. Investments Accounting Policy The Company’s investment portfolio is fixed maturity and short-term investments, classified as available-for-sale at the time of purchase, and therefore carried at fair value with changes in fair value recorded in other comprehensive income (“OCI”), unless other than temporarily impaired (“OTTI”). Changes in fair value for other than temporarily impaired securities are bifurcated between credit losses and non-credit changes in fair value. Credit losses on OTTI securities are recorded in the statement of operations and the non-credit component of OTTI securities are recorded in OCI. For OTTI securities where the Company has the intent to sell, both credit and non-credit related changes in fair value are recorded in the consolidated statements of operations. OTTI losses recognized in the statement of operations adjust the amortized cost of impaired securities and that amortized cost basis is not adjusted for subsequent recoveries in fair value. However, the amortized cost basis is adjusted for accretion and amortization using the effective interest method with a corresponding entry recorded in net investment income. Realized gains and losses on sales of investments are determined using the specific identification method. Realized loss includes amounts recorded for other than temporary impairments on debt securities. For mortgage-backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in current income. Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in money market funds. Assessment for Other-Than Temporary Impairments If a security is deemed to be OTTI, the amount of the OTTI recognized in earnings depends on whether an entity intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss. If an entity intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss, the OTTI is recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date.

If an entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss, the OTTI is separated into (1) the amount representing the credit loss and (2) the amount related to all other factors. The Company has a formal review process to determine OTTI for securities in its investment portfolio where there is no intent to sell and it is not more likely than not it will be required to sell the security before recovery. Factors considered when assessing impairment include:  a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;  a decline in the market value of a security for a continuous period of 12 months;  recent credit downgrades of the applicable security or the issuer by rating agencies;  the financial condition of the applicable issuer;  whether loss of investment principal is anticipated; and  whether scheduled interest payments are past due. For these securities the Company’s formal review process includes analyses of the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the net present value is less than the amortized cost of the investment, an OTTI loss is recorded. The net present value is calculated by discounting the Company’s best estimate of projected future cash flows at the effective interest rate implicit in the debt security prior to impairment. The Company’s estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis of an investment, as mentioned above, and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other data relevant to the collectability of the security. For mortgage-backed and asset- backed securities, cash flow estimates also include prepayment assumptions and other assumptions regarding the underlying collateral including default rates, recoveries and changes in value. The determination of the assumptions used in these projections requires the use of significant management judgment. The Company’s assessment of a decline in value included management’s current assessment of the factors noted above. The Company also seeks advice from its outside investment managers. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary. Investment Portfolio Net investment income increased due to a shift from cash and short term to the fixed maturity portfolio, higher income on loss mitigation bonds, and additional earnings on higher invested asset balances. Accrued investment income on fixed maturity and short-term investments was $15.2 million and $14.7 million as of December 31, 2011 and 2010, respectively. Net Investment Income Year Ended December 31, 2011 2010 (in millions) Income from fixed maturity securities $98.0 $ 86.7 Income from short-term investments 0.2 0.4 Gross investment income 98.2 87.1 Investment expenses (2.1) (2.0) Net investment income $96.1 $ 85.1

Net Realized Investment Gains (Losses)

	Year Ended December 31,	
	2011	2010
	(in millions)	
Realized gains on investment portfolio	$4.2	$ 9.4
Realized losses on investment portfolio	(2.4)	(1.0)
OTTI:		
Intent to sell	(2.6)	(0.7)
Credit component of OTTI securities	—	(0.1)
OTTI	(2.6)	(0.8)
Net realized investment gains (losses)	$(0.8)	$ 7.6

The following table presents the roll-forward of the credit losses of fixed maturity securities for which the Company has recognized OTTI and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Roll Forward of Credit Losses in the Investment Portfolio

	Year Ended December 31,	
	2011	2010
	(in millions)	
Balance, beginning of period	$18.4	$ 18.3
Reductions for securities sold during the period	(6.4)	
Additions for credit losses on securities for which an OTTI was previously recognized	—	0.1
Balance, end of period	$12.0	$ 18.4

Fixed Maturity Securities and Short Term Investments by Security Type

	As of December 31, 2011						
Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with OTTI	Weighted Average Credit Quality(2)
	(dollars in millions)						
Fixed maturity securities:							
U.S. government and agencies	12%	$292.8	$35.8	$(0.1)	$328.5	$—	AA+
Obligations of state and political subdivisions	5	114.0	16.0	—	130.0	0.3	AA
Corporate securities	25	592.3	33.4	(1.7)	624.0	(0.2)	A+
Mortgage-backed securities(3):							
RMBS	38	900.0	46.2	(1.6)	944.6	2.0	AA+
CMBS	12	292.7	15.5	—	308.2	2.7	AAA
Asset-backed securities	5	115.5	3.7	(14.2)	105.0	—	AA-
Foreign government securities	0	2.1	0.2	—	2.3	—	AA-
Total fixed maturity securities	97	2,309.4	150.8	(17.6)	2,442.6	4.8	AA
Short-term investments	3	75.9	—	—	75.9	—	AAA
Total investment portfolio	100%	$2,385.3	$150.8	$(17.6)	$2,518.5	$4.8	AA

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Investment Category	As of December 31, 2010 Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with OTTI	Weighted Average Credit Quality(2)
	(dollars in millions)						
Fixed maturity securities:							
U.S. government and agencies	17%	$387.3	$25.5	$—	$412.8	$—	AAA
Obligations of state and political subdivisions	5	104.2	2.1	(2.1)	104.2	(0.1)	AA
Corporate securities	25	554.5	15.1	(9.3)	560.3	0.2	AA-
Mortgage-backed securities(3):							
RMBS	30	684.5	41.0	(1.9)	723.6	3.0	AA+
CMBS	12	271.4	10.1	(1.2)	280.3	2.5	AAA
Asset-backed securities	6	139.9	6.0	(0.6)	145.3	—	A+
Foreign government securities	—	2.1	0.1	—	2.2	—	AA-
Total fixed maturity securities	95	2,143.9	99.9	(15.1)	2,228.7	5.6	AA
Short-term investments	5	105.5	—	—	105.5	—	AAA
Total investment portfolio	100%	$2,249.4	$99.9	$(15.1)	$2,334.2	$5.6	AA

(1) Based on amortized cost.

(2) Ratings in the tables above represent the lower of the Moody's and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company's portfolio consists primarily of high-quality, liquid instruments.

(3) Government-agency obligations were approximately 73% of mortgage backed securities as of December 31, 2011 and 64% as of December 31, 2010 based on fair value.

The Company continues to receive sufficient information to value its investments and has not had to modify its valuation approach due to the current market conditions. As of December 31, 2011, amounts, net of tax, in AOCI included a net unrealized gain of $4.7 million for securities for which the Company had recognized OTTI and a net unrealized gain of $122.5 million for securities for which the Company had not recognized OTTI. As of December 31, 2010, amounts, net of tax, in AOCI included an unrealized gain of $5.4 million for securities for which the Company had recognized OTTI and a net unrealized gain of $76.9 million for securities for which the Company had not recognized OTTI.

The Company's investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories. This is a high quality portfolio of municipal securities with an average rating of AA as of December 31, 2011 and December 31, 2010. Securities rated lower than A-/A3 by S&P or Moody's are not eligible to be purchased for the Company's portfolio.

The following tables present the fair value of the Company's available-for-sale municipal bond portfolio as of December 31, 2011 and December 31, 2010 by state, excluding $5.3 million and $4.5 million of pre-refunded bonds, respectively. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

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Fair Value of Available-for-Sale Municipal Bond Portfolio by State

State	As of December 31, 2011 State General Obligation	Local General Obligation	Revenue	Fair Value	Amortized Cost	Average Credit Rating
			(in millions)			
Texas	$8.3	$8.0	$3.7	$20.0	$16.8	AA
Illinois	13.6	2.3	—	15.9	15.0	AA
Massachusetts	—	—	15.5	15.5	12.9	AA
Oregon	10.2	—	2.2	12.4	12.2	AA
New York	—	—	9.6	9.6	8.3	AA
Missouri	—	—	9.5	9.5	8.0	AA
Ohio	—	3.0	4.3	7.3	6.8	AA
North Carolina	—	—	6.5	6.5	5.3	AA
New Hampshire	—	—	5.0	5.0	4.4	AA
Kansas	—	—	4.2	4.2	3.9	AA
All others	1.2	2.2	15.4	18.8	16.3	AA
Total	$33.3	$15.5	$75.9	$124.7	$109.9	AA

State	As of December 31, 2010 State General Obligation	Local General Obligation	Revenue	Fair Value	Amortized Cost	Average Credit Rating
			(in millions)			
Texas	$7.0	$6.8	$3.3	$17.1	$16.8	AA
Oregon	10.5	—	2.1	12.6	12.5	AA
Massachusetts	—	—	11.2	11.2	10.9	AA
Missouri	—	—	8.1	8.1	8.0	AA
New York	—	—	8.0	8.0	8.4	AA
Ohio	—	2.8	3.7	6.5	6.8	AA
North Carolina	—	—	5.2	5.2	5.3	AA
New Hampshire	—	—	4.2	4.2	4.4	AA
Kansas	—	—	3.5	3.5	3.8	AA
Tennessee	—	3.3	—	3.3	3.2	AA
All others	4.0	1.9	14.1	20.0	20.1	AA
Total	$21.5	$14.8	$63.4	$99.7	$100.2	AA

The revenue bond portfolio is comprised primarily of essential service revenue bonds issued by water and sewer authorities and other utilities, transportation authorities, universities and healthcare providers.

Revenue Sources

State	As of December 31, 2011 Fair Value	Amortized Cost	As of December 31, 2010 Fair Value	Amortized Cost
		(in millions)		
Higher education	$23.7	$18.9	$23.8	$23.3
Tax backed	23.5	20.5	7.5	8.0
Water and sewer	15.7	14.2	13.6	14.2
Transportation	13.0	11.9	18.4	18.6
Total	$75.9	$65.5	$63.3	$64.1

The Company's investment portfolio is managed by four outside managers. As municipal investments are a material portion of the Company's overall investment portfolio, the Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. Each of the portfolio managers perform independent analysis on every municipal security they purchase for the Company's portfolio. The Company meets with each of its portfolio managers quarterly and reviews all investments with a change in credit rating as well as any investments on the manager's watch list of securities with the potential for downgrade. The Company does not independently assign investments within the Company's portfolio on individual

59

rating.

The following tables summarize, for all securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed Maturity Securities
Gross Unrealized Loss by Length of Time

	As of December 31, 2011					
	Less than 12 months		12 months or more		Total	
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)					
U.S. government and agencies	$3.8	$(0.1)	$—	$—	$3.8	$(0.1)
Obligations of state and political subdivisions	—	—	—	—	—	—
Corporate securities	52.5	(1.6)	3.1	(0.1)	55.6	(1.7)
Mortgage-backed securities						
RMBS	88.7	(1.6)	—	—	88.7	(1.6)
CMBS	2.8	(0.0)	—	—	2.8	(0.0)
Asset-backed securities	—	—	19.3	(14.2)	19.3	(14.2)
Foreign government securities	—	—	—	—	—	—
Total	$147.8	$(3.3)	$22.4	$(14.3)	$170.2	$(17.6)
Number of securities		24		3		27
Number of securities with OTTI		1		—		1

	As of December 31, 2010					
	Less than 12 months		12 months or more		Total	
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)					
U.S. government and agencies	$ 5.5	$ (0.0)	$—	$—	$ 5.5	$ (0.0)
Obligations of state and political subdivisions	44.9	(2.1)	—	—	44.9	(2.1)
Corporate securities	298.5	(9.3)	—	—	298.5	(9.3)
Mortgage-backed securities						
RMBS	67.8	(1.2)	16.0	(0.7)	83.8	(1.9)
CMBS	83.7	(1.2)	—	—	83.7	(1.2)
Asset-backed securities	30.9	(0.5)	2.0	(0.1)	32.9	(0.6)
Foreign government securities	—	—	—	—	—	—
Total	$531.3	$(14.3)	$18.0	$(0.8)	$549.3	$(15.1)
Number of securities		89		4		93
Number of securities with OTTI		2		2		4

The increase in gross unrealized losses was primarily attributable to asset-backed securities offset by a decrease in gross unrealized losses attributable to corporate securities. Of the securities in an unrealized loss position for 12 months or more as of December 31, 2011, one security had unrealized losses greater than 10% of book value. The total unrealized loss for this security as of December 31, 2011 was $14.0 million. The unrealized loss is yield-related and not specific to individual issuer credit. The Company has determined that the unrealized losses recorded as of December 31, 2011 are yield related and not the result of other-than-temporary impairments.

The amortized cost and estimated fair value of available-for-sale fixed maturity securities by contractual maturity as of December 31, 2011 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

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Distribution of Fixed-Maturity Securities by Contractual Maturity As of December 31, 2011 Amortized Cost Estimated Fair Value (in millions) Due within one year $136.4 $138.9 Due after one year through five years 288.1 295.5 Due after five years through 10 years 511.2 559.6 Due after 10 years 181.0 195.8 Mortgage-backed securities: RMBS 900.0 944.6 CMBS 292.7 308.2 Total $2,309.4 $2,442.6 Under agreements with its cedants and in accordance with statutory requirements, the Company maintains fixed maturity securities in trust accounts for the benefit of reinsured companies which amounted to $1,949.3 million and $1,807.3 million as of December 31, 2011 and 2010, respectively. Under certain derivative contracts, the Company is required to post eligible securities as collateral. The need to post collateral under these transactions is generally based on fair value assessments in excess of contractual thresholds. The fair market value of the Company’s pledged securities totaled $0.7 million and $0.7 million as of December 31, 2011 and December 31, 2010, respectively. No material investments of the Company were non-income producing for the years ended December 31, 2011 and 2010, respectively. The Company purchased securities that its affiliate has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses. These securities were purchased at a discount and are accounted for excluding the effects of the affiliated ceding company’s insurance on the securities. As of December 31, 2011, securities purchased for loss mitigation purposes included in the fixed maturity portfolio on the consolidated balance sheet had a fair value of $20.7 million representing $96.6 million of par. Under the terms of certain credit derivative contracts, the Company has obtained the obligations referenced in the transactions and recorded such assets in fixed maturity securities in the consolidated balance sheets. Such amounts totaled $0.4 million, representing $1.1 million in par. 8. Insurance Company Regulatory Requirements The Company’s ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements and compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its state of domicile and other states. Financial statements prepared in accordance with accounting practices prescribed or permitted by local insurance regulatory authorities differ in certain respects from GAAP. AG Re, a Bermuda regulated Class 3B insurer, prepares its statutory financial statements in conformity with the accounting principles set forth in the Insurance Act 1978, amendments thereto and related regulations. GAAP differs in certain significant respects from statutory accounting practices prescribed or permitted by insurance regulatory authorities. The principal differences result from the following statutory accounting practices: acquisition costs on upfront premiums are charged to operations as incurred rather than over the period that related premiums are earned; certain assets designated as “non-admitted assets” are charged directly to statutory surplus but are reflected as assets under GAAP;  insured CDS are accounted for as insurance contracts rather than as derivative contracts recorded at fair value;

- loss adjustment expenses include those relating to credit default swaps, which are treated as insurance contracts. Loss reserves are net of unearned premium, which is offset by deferred acquisition costs, rather than only unearned premium.

Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income (Loss)	
	As of December 31,		Year Ended December 31,	
	2011	2010	2011	2010
	(in millions)			
AG Re	$1,282.2	$1,190.4	$132.8	$(26.4)

Dividend Restrictions and Capital Requirements

AG Re is a Bermuda domiciled insurance company and its dividend distribution is governed by Bermuda law. The amount available at AG Re to pay dividends in 2011 in compliance with Bermuda law is approximately $836 million. However, any distribution that results in a reduction of 15% ($192.3 million as of December 31, 2011) or more of AG Re's total statutory capital, as set out in its previous year's financial statements, would require the prior approval of the Bermuda Monetary Authority. Dividends are limited by requirements that the subject company must at all times (i) maintain the minimum solvency margin required under the Insurance Act of 1978 and (ii) have relevant assets in an amount at least equal to 75% of relevant liabilities, both as defined under the Insurance Act of 1978. AG Re, as a Class 3B insurer, is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year's statutory balance sheet) unless it files (at least seven days before payment of such dividends) with the Authority an affidavit stating that it will continue to meet the required margins. AG Re declared and paid $86.0 million and $24.0 million during years ended December 31, 2011 and 2010, respectively, to its parent, AGL.

9. Income Taxes

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

The Company recognizes tax benefits only if a tax position is "more likely than not" to prevail.

Provision for Income Taxes

AG Re and AGRO are not subject to any income, withholding or capital gains taxes under current Bermuda law. The Company has received an assurance from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, AG Re and AGRO will be exempt from taxation in Bermuda until March 31, 2035.

AGOUS and its subsidiaries AGRO, AGMIC and AG Intermediary Inc. have historically filed a consolidated federal income tax return. AGRO, a Bermuda domiciled company, has elected under Section 953(d) of the U.S. Internal Revenue Code to be taxed as a U.S. domestic corporation. Each company, as a member of its respective consolidated tax return group, will pay or receive its proportionate share of taxable expense or benefit as if it filed on a separate return basis with current period credit for net losses to the extent used in consolidation.

The effective tax rates reflect the proportion of income recognized by each of the Company's operating subsidiaries, with U.S. subsidiaries taxed at the U.S. marginal corporate income tax rate of 35%.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

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Effective Tax Rate Reconciliation Year Ended December 31, 2011 2010 (in millions) Expected tax provision at statutory rates in taxable jurisdictions $4.3 $ 4.7 Tax-exempt interest (0.1) (0.5) Change in valuation allowance — (7.0) Other (0.1) 0.2 Total provision (benefit) for income taxes $4.1 $(2.6) Effective tax rate 2.4% (3.5)% The following table presents pretax income and revenue by jurisdiction. Pretax Income (Loss) by Tax Jurisdiction(1) Year Ended December 31, 2011 2010 (in millions) United States $12.2 $13.7 Bermuda 156.1 59.3 Total $168.3 $73.0 Revenue by Tax Jurisdiction(1) Year Ended December 31, 2011 2010 (in millions) United States $22.2 $16.8 Bermuda 301.3 219.0 Total $323.5 $235.8 (1) In the above tables, pretax income and revenues of the Company’s subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election are included in the U.S. amounts.

Pretax income by jurisdiction may be disproportionate to revenue by jurisdiction to the extent that insurance losses incurred are disproportionate. Components of Net Deferred Tax Assets As of December 31, 2011 2010 (in millions) Deferred tax assets: Unrealized losses on credit derivative financial instruments, net $0.1 $0.1 Unearned premium reserves, net 0.6 0.2 Loss and LAE reserve 3.4 0.1 Net operating loss carry forward 9.4 15.0 Alternative minimum tax credit 0.9 0.9 Other 0.2 1.8 Total deferred income tax assets 14.6 18.1 Deferred tax liabilities: DAC 0.5 0.4 Unrealized appreciation on investments 6.0 4.0 Other 1.1 0.6 Total deferred income tax liabilities 7.6 5.0 Less: valuation allowance — — Net deferred income tax asset $7.0 $13.1 As of December 31, 2011, AGRO had a standalone net operating loss (“NOL”) of $27.0 million, compared with $42.9 million as of December 31, 2010, which is available to offset its future U.S. taxable income. The Company has $6.3 million of this NOL available through 2019 and $20.7 million available through 2023. AGRO’s stand alone NOL may not offset the income of any other members of AGRO’s consolidated group with very limited exceptions. At December 31, 2009, the Company had a valuation allowance of $7.0 million related to AGRO’s NOL. During 2011 and 2010, management had reassessed the likelihood of realization of all of its deferred tax assets. Management believes it is more likely than not that there will be sufficient future taxable income to offset the AGRO NOLs before expiration and had released the $7.0 million valuation allowance in 2010. Audits AGOUS is currently under audit by the Internal Revenue Service (“IRS”) for the 2009 tax year and has open tax years of 2009 and forward. Uncertain Tax Positions The following table provides a reconciliation of the beginning and ending balances of the total liability for unrecognized tax benefits. The Company does not believe it is reasonably possible that this amount will change significantly in the next twelve months. Year Ended December 31, 2011 2010 (in millions) Balance as of January 1, $0.4 $0.4 Increase in unrecognized tax benefits as a result of position taken during the current period — — Balance as of December 31, $0.4 $0.4 The Company’s policy is to recognize interest and penalties related to uncertain tax positions in income tax expense. At December 31, 2011, the Company has accrued $21 thousand of interest in 2011 and $44 thousand as of December 31, 2011.

The total amount of unrecognized tax benefits as at December 31, 2011, that would affect the effective tax rate, if recognized, is $0.4 million. Tax Treatment of CDS The Company treats the guaranty it provides on CDS as insurance contracts for tax purposes and as such a taxable loss does not occur until the Company expects to make a loss payment to the buyer of credit protection based upon the occurrence of one or more specified credit events with respect to the contractually referenced obligation or entity. The Company holds its CDS to maturity, at which time any unrealized fair value loss in excess of credit-related losses would revert to zero. The tax treatment of CDS is an unsettled area of the law. The uncertainty relates to the IRS determination of the income or potential loss associated with CDS as either subject to capital gain (loss) or ordinary income (loss) treatment. In treating CDS as insurance contracts the Company treats both the receipt of premium and payment of losses as ordinary income and believes it is more likely than not that any CDS credit related losses will be treated as ordinary by the IRS. To the extent the IRS takes the view that the losses are capital losses in the future and the Company incurred actual losses associated with the CDS, the Company would need sufficient taxable income of the same character within the carryback and carryforward period available under the tax law. Valuation Allowance The Company came to the conclusion that it is more likely than not that its net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative operating income the Company has earned over the last two years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarter-to quarter basis. 10. Reinsurance and Other Monoline Exposures The Company assumes exposure on insured obligations (“Assumed Business”) and cedes portions of its exposure on obligations it has insured (“Ceded Business”) in exchange for premiums, net of ceding commissions. Accounting Policy For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract. For any assumed or ceded financial guaranty insurance premiums and losses, the accounting model described in Note 4 is followed, and for assumed and ceded credit derivative premiums and losses, the accounting model in Note 6 is followed. Assumed and Ceded Business The Company is party to reinsurance agreements as a reinsurer to other monoline financial guaranty insurance companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a premium. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums. The Company’s facultative and treaty agreements are generally subject to termination: (a) at the option of the primary insurer if the Company fails to maintain certain financial, regulatory and rating agency criteria that are equivalent to or more stringent than those the Company is otherwise required to maintain for its own compliance with state mandated insurance laws and to maintain a specified financial strength rating for the particular insurance subsidiary, or (b) upon certain changes of control of the Company. Upon termination under these conditions, the Company may be required (under some of its reinsurance agreements) to return to the primary insurer all statutory unearned premiums, less ceding commissions, attributable to reinsurance ceded pursuant to such agreements after which the Company would be released from liability with respect to the Assumed Business. Upon the occurrence of the conditions set forth in (a) above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid.

With respect to a significant portion of the Company's in-force financial guaranty Assumed Business, due to the downgrade of AG Re to A1, subject to the terms of each policy, the ceding company may have the right to recapture business ceded to AG Re and assets representing substantially all of the statutory unearned premium reserve, net of loss reserves (if any) associated with that business. As of December 31, 2011, if this entire amount were recaptured, it would result in a corresponding one-time reduction to net income of approximately $35.0 million, of which $21.1 million is related to affiliates.

The Company ceded business to non-affiliated companies to limit its exposure to risk. In the event that any of the reinsurers are unable to meet their obligations, the Company would be liable for such defaulted amounts.

Over the past several years, the Company cancelled assumed reinsurance contracts. The effect of the cancellations is summarized below.

Net Effect of Cancellations of Assumed Reinsured Contracts

	As of December 31	
	2011	2010
	(in millions)	
Increase (decrease) in net unearned premium reserve	$ (8.2)	$ (76.1)
Increase (decrease) in net par	(510)	(2,408)

Effect of Reinsurance on Statement of Operations

	Year Ended December 31,	
	2011	2010
	(in millions)	
Premiums Written		
Direct	$18.9	$—
Assumed	32.4	171.6
Net	$51.3	$171.6
Premiums Earned		
Direct	$6.1	$ 2.4
Assumed	143.9	151.4
Ceded	(0.1)	(0.2)
Net	$149.9	$153.6
Loss and LAE		
Assumed	$89.2	$105.7
Ceded	0.1	0.4
Net	$89.3	$106.1

Reinsurer Exposure

In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed maturity securities that are wrapped by monolines and whose value may decline based on the rating of the monoline. At December 31, 2011, based on fair value, the Company had $2.7 million of fixed maturity securities in its investment portfolio wrapped by National Public Finance Guarantee Corporation and $1.0 million by Ambac at fair value.

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Exposure by Reinsurer

Reinsurer	Ratings at May 15, 2012		Par Outstanding as of December 31, 2011		
	Moody's Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding	Second-to-Pay Insured Par Outstanding	Assumed Par Outstanding(1)
			(dollars in millions)		
Affiliated Companies (2)			$—	$340	$105,988
Non-Affiliated companies:					
Ambac	WR(3)	WR	—	1,894	20,963
MBIA Inc.	(4)	(4)	—	1,825	4,522
Financial Guaranty Insurance Company	WR	WR	—	925	1,739
Syncora Guarantee Inc.	Ca	WR	—	586	198
CIFG Assurance North America Inc.	WR	WR	—	27	130
Radian Asset Assurance Inc.	Ba1	B+	—	2	—
Other	Various	Various	38	0	95
Total			$38	$5,599	$133,635

(1) Includes $12,013 million in assumed par outstanding related to insured credit derivatives.

(2) The affiliates of AG Re are AGC and AGM, all rated Aa3 (negative) by Moody's and AA- (stable) by S&P.

(3) Represents "Withdrawn Rating."

(4) MBIA Inc. includes various subsidiaries which are rated BBB to B by S&P and Baa2, B3, WR and NR by Moody's.

Second-to-Pay Insured Par Outstanding by Rating As of December 31, 2011(1)

	Public Finance					Structured Finance						
	AAA	AA	A	BBB	BIG	Super Senior	AAA	AA	A	BBB	BIG	Total
						(in millions)						
Affiliated Companies	$5	$331	$—	$—	$—	$—	$—	$4	$—	$—	$—	$340
Non-Affiliated companies:												
Ambac	—	548	910	253	85	—	3	1	39	21	34	1,894
MBIA Inc	16	409	924	336	8	—	—	46	29	56	1	1,825
Financial Guaranty Insurance Co.	—	75	238	283	61	71	71	—	110	1	15	925
Syncora Guarantee Inc.	—	6	78	297	59	—	33	33	—	23	57	586
CIFG Assurance North America Inc.	—	1	12	14	—	—	—	—	—	—	—	27
Radian Asset Assurance Inc.	—	—	—	2	—	—	—	—	—	—	—	2
Total	$21	$1,370	$2,162	$1,185	$213	$71	$107	$84	$178	$101	$107	$5,599

(1) The Company's internal rating.

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Amounts Due (To) From Reinsurers As of December 31, 2011 Assumed Premium Receivable, net of Commissions Assumed Expected Loss and LAE (in millions) Affiliated companies $139.2 $(211.2) Non-Affiliated companies: Ambac 92.5 (93.3) MBIA Inc 0.4 (2.8) Financial Guaranty Insurance Co. 11.5 (8.6) CIFG Assurance North America Inc 0.1 — Total $243.7 $(315.9) 11. Related Party Transactions Expense Sharing Agreements AGC allocates to AG Re certain payroll and related employee benefit expenses. Expenses included in the Company’s consolidated financial statements related to these services were $6.5 million and $6.4 million for the year ended December 31, 2011 and 2010, respectively. See Note 14, Employee Benefit Plans, for expenses related to Long-Term Compensation Plans of AGL which are allocated to the Company. Amounts Due (To) From Affiliated Companies As of December 31, 2011 (in millions) Affiliated companies Assured Guaranty Corp $(2.4) Assured Guaranty Ltd. (1.1) Assured Guaranty U.S. Holdings 0.1 Assured Guaranty Municipal Corp 0.2 Total $(3.2) Reinsurance Agreements The Company assumes business to affiliated entities under certain reinsurance agreements. See below for material balance sheet and statement of operations items related to insurance transactions.

The following table summarizes the affiliated components of each balance sheet item, where applicable: As of December 31, 2011 2010 Assets: Premium receivable, net of ceding commissions payable (in millions) AGC $69.0 $68.3 AGM 77.7 108.0 DAC(1) AGC 95.6 100.4 AGM 196.6 198.7 Salvage and subrogation recoverable AGC 19.6 45.8 AGM 13.4 39.8 Assumed funds held(2) AGC 8.7 6.9 AGM 21.9 23.6 Liabilities: Unearned premium reserve AGC 350.8 372.7 AGM 635.8 631.3 Loss and LAE reserve AGC 130.1 66.9 AGM 25.1 22.6 Reinsurance balances payable, net AGC 4.2 1.5 AGM 7.7 2.7 Net credit derivative liabilities AGC 207.1 299.1 AGM 25.0 30.7 Profit commissions payable(3) AGM 4.6 1.3 (1) Represents assumed ceding commissions. (2) Included in other assets on the consolidated balance sheets. (3) Included in other liabilities on the consolidated balance sheets. 69

The following table summarizes the affiliated components of each statement of operations item, where applicable:

	Year Ended December 31,	
	2011	2010
	(in millions)	
Revenues:		
Net earned premiums		
AGC	$43.7	$40.0
AGM	73.8	65.1
Realized gains and other settlements		
AGC	(8.0)	(10.5)
AGM	2.6	1.5
Net unrealized gains (losses) on credit derivatives		
AGC	(84.8)	(66.4)
AGM	5.6	19.4
Expenses:		
Loss and LAE (recoveries)		
AGC	59.5	48.6
AGM	17.6	(4.3)
Amortization of deferred acquisition costs		
AGC	10.5	10.5
AGM	27.1	16.0
Profit commissions(1)		
AGM	4.6	1.1

(1) Included in other operating expense on the consolidated statements of operations.

See Note 10, Reinsurance for assumed par outstanding from AGC and AGM.

12. Commitments and Contingencies

Leases

AG Re is party to a lease agreement accounted for as an operating lease. Future minimum annual payments are subject to escalation in building operating costs and real estate taxes. AG Re allocates 50% of the rent to its parent company, AGL. In 2011, AG Re signed a new lease agreement for Bermuda office space that expires in April 2015. Rent expense was $0.4 million in 2011 and $0.5 million in 2010.

Future Minimum Rental Payments

Year	(in millions)
2012	$0.5
2013	0.5
2014	0.5
2015	0.1
2016	—
Thereafter	—
Total	$1.6

Legal Proceedings

Litigation

Lawsuits arise in the ordinary course of the Company's business. It is the opinion of the Company's management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company's financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company's results of operations in a particular quarter or fiscal year. In addition, in

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the ordinary course of their respective businesses, certain of the Company’s subsidiaries assert claims in legal proceedings against third parties to recover losses paid in prior periods. For example, as described in Note 4 (Financial Guaranty Insurance Contracts—Loss Estimation Process—Recovery Litigation), as of the date of this filing, AGC and AGM have filed complaints against certain sponsors and underwriters of RMBS securities that AGC or AGM had insured, alleging, among other claims, that such persons had breached R&W in the transaction documents, failed to cure or repurchase defective loans and/or violated state securities laws. The amounts, if any, the Company will recover in proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or fiscal year could be material to the Company’s results of operations in that particular quarter or fiscal year.  Proceedings Relating to the Company’s Financial Guaranty Business  The Company receives subpoenas duces tecum and interrogatories from regulators from time to time.  In August 2008, a number of financial institutions and other parties, including AGM and other bond insurers, were named as defendants in a civil action brought in the circuit court of Jefferson County, Alabama relating to the County’s problems meeting its debt obligations on its $3.2 billion sewer debt: Charles E. Wilson vs. JPMorgan Chase & Co et al (filed the Circuit Court of Jefferson County, Alabama), Case No. 01-CV-2008-901907.00, a putative class action. The action was brought on behalf of rate payers, tax payers and citizens residing in Jefferson County, and alleges conspiracy and fraud in connection with the issuance of the County’s debt. The complaint in this lawsuit seeks equitable relief, unspecified monetary damages, interest, attorneys’ fees and other costs. On January, 13, 2011, the circuit court issued an order denying a motion by the bond insurers and other defendants to dismiss the action. Defendants, including the bond insurers, have petitioned the Alabama Supreme Court for a writ of mandamus to the circuit court vacating such order and directing the dismissal with prejudice of plaintiffs’ claims for lack of standing. The Company cannot reasonably estimate the possible loss or range of loss that may arise from this lawsuit.  Beginning in December 2008, AGM and various other financial guarantors were named in complaints filed in the Superior Court, San Francisco County, California. Since that time, plaintiffs’ counsel has filed amended complaints against AGM and AGC and added additional plaintiffs. As of the date of this filing, the plaintiffs with complaints against AGM and AGC, among other financial guaranty insurers, are: (a) City of Los Angeles, acting by and through the Department of Water and Power; (b) City of Sacramento; (c) City of Los Angeles; (d) City of Oakland; (e) City of Riverside; (f) City of Stockton; (g) County of Alameda; (h) County of Contra Costa; (i) County of San Mateo; (j) Los Angeles World Airports; (k) City of Richmond; (1) Redwood City; (m) East Bay Municipal Utility District; (n) Sacramento Suburban Water District; (o) City of San Jose; (p) County of Tulare; (q) The Regents of the University of California; (r) The Redevelopment Agency of the City of Riverside; (s) The Public Financing Authority of the City of Riverside; (t) The Jewish Community Center of San Francisco; (u) The San Jose Redevelopment Agency; (v) The Redevelopment Agency of the City of Stockton; (w) The Public Financing Authority of the City of Stockton; and (x) The Olympic Club. Complaints filed by the City and County of San Francisco and the Sacramento Municipal Utility District were subsequently dismissed against AGM and AGC. These complaints allege that the financial guaranty insurer defendants (i) participated in a conspiracy in violation of California’s antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and created market demand for municipal bond insurance, (ii) participated in risky financial transactions in other lines of business that damaged each insurer’s financial condition (thereby undermining the value of each of their guaranties), and (iii) failed to adequately disclose the impact of those transactions on their financial condition. In addition to their antitrust claims, various plaintiffs in these actions assert claims for breach of the covenant of good faith and fair dealing, fraud, unjust enrichment, negligence, and negligent misrepresentation. At hearings held in July and October 2011 relating to AGM, AGC and the other defendants’ motion to dismiss, the court overruled the motion to dismiss on the following claims: breach of contract, violation of California’s antitrust statute and of its unfair business practices law, and fraud. The remaining claims were dismissed. On December 2, 2011, AGM, AGC and the other bond insurer defendants filed an Anti-SLAPP (“Strategic Lawsuit Against Public Participation”) motion to strike the complaints under California’s Code of Civil Procedure. On May 1, 2012, the court ruled in favor of the bond insurer defendants on the Anti-SLAPP motion as to the causes of action arising from the alleged conspiracy, but denied the bond insurer defendants’ Anti-SLAPP motion for those causes of action based on transaction specific representations and omissions about the bond insurer defendants’ credit ratings and financial health. The complaints in these lawsuits generally seek unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss or range of loss that may arise from these lawsuits.  In September 2010, AGM, among others, was named as a defendant in an interpleader complaint filed by Wells Fargo Bank, N.A., as trust administrator, in the United States District Court, Southern District of New York. 71

The interpleader complaint relates to the MASTR Adjustable Rate Mortgages Trust 2006-OA2, Mortgage Pass-Through Certificates, Series 2006-OA2 RMBS transaction, in which AGM had insured certain classes of certificates. Certain holders of uninsured certificates have disputed payments made by the trust administrator to reimburse AGM for claims it had paid under its financial guaranty policy, and the trust administrator sought adjudication of the priority of AGM’s reimbursements. On March 29, 2011, the court granted a motion for judgment on the pleadings and ruled that, pursuant to the waterfall, AGM is only entitled to receive funds that would otherwise have been distributed to the holders of the classes that AGM insures, and that AGM receive such funds at the respective steps in the waterfall that immediately follow the steps at which such certificate holders would otherwise have received such funds. The court further ordered AGM to repay to the MARM 2006-OA2 trust the approximately $7.2 million that had been credited to it by Wells Fargo. On December 13, 2011, the court entered judgment substantially in conformance with its March 29, 2011 decision. AGM appealed the judgment and in April 2012, the magistrate judge recommended granting AGM’s motion that the judgment be stayed pending the appeal. AGM estimates that as a result of this adverse decision (if and to the extent that the adverse decision is not modified), total unreimbursed claims paid by AGM could be up to approximately $144 million (on a gross discounted basis, without taking into account the benefit of representation and warranty recoveries, and exclusive of the repayment of the $7.2 million credit), over the life of the transaction.  On April 8, 2011, AG Re and its affiliate AGC filed a Petition to Compel Arbitration with the Supreme Court of the State of New York, requesting an order compelling Ambac to arbitrate Ambac’s disputes with AG Re and AGC concerning their obligations under reinsurance agreements with Ambac. In March 2010, Ambac placed a number of insurance policies that it had issued, including policies reinsured by AG Re and AGC pursuant to the reinsurance agreements, into a segregated account. The Wisconsin state court has approved a rehabilitation plan whereby permitted claims under the policies in the segregated account will be paid 25% in cash and 75% in surplus notes issued by the segregated account. Ambac has advised AG Re and AGC that it has and intends to continue to enter into commutation agreements with holders of policies issued by Ambac, and reinsured by AG Re and AGC, pursuant to which Ambac will pay a combination of cash and surplus notes to the policyholder. AG Re and AGC have informed Ambac that they believe their only current payment obligation with respect to the commutations arises from the cash payment, and that there is no obligation to pay any amounts in respect of the surplus notes until payments of principal or interest are made on such notes. Ambac has disputed this position on one commutation and may take a similar position on subsequent commutations. On April 15, 2011, attorneys for the Wisconsin Insurance Commissioner, as Rehabilitator of Ambac’s segregated account, and for Ambac filed a motion with Lafayette County, Wis., Circuit Court Judge William Johnston, asking him to find AG Re and AGC to be in violation of an injunction protecting the interests of the segregated account by their seeking to compel arbitration on this matter and failing to pay in full all amounts with respect to Ambac’s payments in the form of surplus notes. On June 14, 2011, Judge Johnston issued an order granting the Rehabilitator’s and Ambac’s motion to enforce the injunction against AGC and AG Re and the parties filed a stipulation dismissing the Petition to Compel Arbitration without prejudice. AGC and AG Re have appealed Judge Johnston’s order to the Wisconsin Court of Appeals.  On November 28, 2011, Lehman Brothers International (Europe) (in administration) (“LBIE”) sued AG Financial Products Inc. (“AG Financial Products”), an affiliate of AGC that in the past had provided credit protection to counterparties under credit default swaps. AGC acts as the credit support provider of AG Financial Products under these credit default swaps. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, alleged that AG Financial Products improperly terminated nine credit derivative transactions between LBIE and AG Financial Products and improperly calculated the termination payment in connection with the termination of 28 other credit derivative transactions between LBIE and AG Financial Products. With respect to the 28 credit derivative transactions, AG Financial Products calculated that LBIE owes AG Financial Products approximately $24.8 million, whereas LBIE asserted in the complaint that AG Financial Products owes LBIE a termination payment of approximately $1.4 billion. LBIE is seeking unspecified damages. Following defaults by LBIE, AG Financial Products properly terminated the transactions in question in compliance with the requirements of the agreement between AG Financial Products and LBIE, and calculated the termination payment properly. On February 3, 2012, AG Financial Products filed a motion to dismiss certain of the counts in the complaint. The Company cannot reasonably estimate the possible loss that may arise from this lawsuit.  13. Credit Facilities  2006 Credit Facility  On November 6, 2006, AGL and certain of its subsidiaries entered into a $300.0 million five-year unsecured revolving credit facility (the “2006 Credit Facility”) with a syndicate of banks. Under the 2006 Credit Facility, each of AGC, Assured Guaranty (UK) Ltd. (“AGUK”), AG Re, AGRO and AGL was entitled to request 72 the banks to make loans to such borrower or to request that letters of credit be issued for the account of such borrower.  The 2006 Credit Facility expired on November 6, 2011. The Company has determined it has sufficient liquidity and has decided not to enter into a new revolving credit facility at this time. The Company had never borrowed under the 2006 Credit Facility.  Limited Recourse Credit Facility AG Re Credit Facility  On July 31, 2007, AG Re entered into a limited recourse credit facility (“AG Re Credit Facility”) with a syndicate of banks which provides up to $200.0 million for the payment of losses in respect of the covered portfolio. The AG Re Credit Facility expires in June 2014. The facility can be utilized after AG Re has incurred, during the term of the facility, cumulative municipal losses (net of any recoveries) in excess of the greater of $260 million or the average annual debt service of the covered portfolio multiplied by 4.5%. The obligation to repay loans under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations in the covered portfolio, including certain installment premiums and other collateral.  As of December 31, 2011 and December 31, 2010, no amounts were outstanding under this facility nor have there been any borrowings during the life of this facility.  14. Employee Benefit Plans  Accounting Policy  The Company participates in AGL’s long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually. The following plans were in place as of December 31, 2011.  Assured Guaranty Ltd. 2004 Long-Term Incentive Plan  As of April 27, 2004, AGL adopted the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended (the “Incentive Plan”). The number of AGL common shares that may be delivered under the Incentive Plan may not exceed 10,970,000. In the event of certain transactions affecting AGL’s common shares, the number or type of shares subject to the Incentive Plan, the number and type of shares subject to outstanding awards under the Incentive Plan, and the exercise price of awards under the Incentive Plan, may be adjusted.  The Incentive Plan authorizes the grant of incentive stock options, non-qualified stock options, stock appreciation rights, and full value awards that are based on AGL’s common shares. The grant of full value awards may be in return for a participant’s previously performed services, or in return for the participant surrendering other compensation that may be due, or may be contingent on the achievement of performance or other objectives during a specified period, or may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant, or achievement of performance or other objectives. Awards under the Incentive Plan may accelerate and become vested upon a change in control of AGL.  The Incentive Plan is administered by a committee of the Board of Directors of AGL. The Compensation Committee of the Board serves as this committee except as otherwise determined by the Board. The Board may amend or terminate the Incentive Plan. As of December 31, 2011, 3,384,576 common shares of AGL were available for grant under the Incentive Plan.  The Company recognized expenses of $1.0 million and $0.1 million for the years ended December 31, 2011 and 2010, respectively, under the Incentive Plan.  Stock Options  Nonqualified or incentive stock options may be granted to employees and directors of Assured Guaranty. Stock options are generally granted once a year with exercise prices equal to the closing price on the date of grant. To date, AGL has only issued nonqualified stock options. All stock options granted to employees vest in equal 73 annual installments over a three-year period and expire 10 years from the date of grant. None of AGL’s options have a performance or market condition.  Restricted Stock Awards  Restricted stock awards are valued based on the closing price of the underlying shares at the date of grant. Restricted stock awards to employees generally vest in equal annual installments over a four-year period.  Restricted Stock Units  Restricted stock units are valued based on the closing price of the underlying shares at the date of grant. These restricted stock units generally vest in equal installments over a four-year period.  Employee Stock Purchase Plan  In January 2005, AGL established the Stock Purchase Plan in accordance with Internal Revenue Code Section 423. The Stock Purchase Plan was approved by shareholders at the 2005 Annual General Meeting. Participation in the Stock Purchase Plan is available to all eligible employees. Maximum annual purchases by participants are limited to the number of whole shares that can be purchased by an amount equal to 10 percent of the participant’s compensation or, if less, shares having a value of $25,000. Participants may purchase shares at a purchase price equal to 85 percent of the lesser of the fair market value of the stock on the first day or the last day of the subscription period. AGL reserved 350,000 common shares for issuance and purchases under the Stock Purchase Plan. AGL issued 50,523 shares in 2011 and 54,101 shares in 2010 under the Stock Purchase Plan.  Defined Contribution Plan  Assured Guaranty maintains savings incentive plans, which are qualified under Section 401(a) of the Internal Revenue Code. In Bermuda the savings incentive plan qualified under Section 401(a) of the Internal Revenue Code is available to eligible full-time employees upon their first date of employment. Eligible participants may contribute a percentage of their salary subject to a maximum of $16,500 for 2011. Contributions are matched by the Company at a rate of 100% up to 6% of the participant’s compensation, subject to IRS limitations. Eligible participants also receive a Company core contribution equal to 6% of the participant’s compensation, subject to IRS limitations, without requiring the participant to contribute to the plan. Participants generally vest in Company contributions upon the completion of one year of service. With respect to those employees who are Bermudian or spouses of Bermudians and who must participate in the Bermuda national pension scheme plan maintained by the Company, a portion of the foregoing contributions are made to the Bermuda national pension scheme plan. If employee or employer contributions in the Bermuda savings incentive plan are limited by the tax-qualification rules of Code section 401(a), then contributions in excess of those limits are allocated to a nonqualified plan for eligible employees. The Company may contribute an additional amount to eligible employees’ Bermuda nonqualified plan accounts at the discretion of the Board of Directors. No such contribution was made for plan years 2011 or 2010.  The Company recognized defined contribution expenses of $0 8 million and $0.7 million for the years ended December 31, 2011 and 2010, respectively, which represent the proportional share of the Assured Guaranty expense.  Cash-Based Compensation  Performance Retention Plan  In February 2006, Assured Guaranty established the Assured Guaranty Ltd. Performance Retention Plan (“PRP”) which permits the grant of cash based awards to selected employees. PRP awards may be treated as nonqualified deferred compensation subject to the rules of Internal Revenue Code Section 409A, and the PRP was amended in 2007 to comply with those rules. The PRP was again amended in 2008 to be a sub-plan under the Company’s Long-Term Incentive Plan (enabling awards under the plan to be performance based compensation exempt from the $1 million limit on tax deductible compensation). The revisions also give the Compensation Committee greater flexibility in establishing the terms of performance retention awards, including the ability to establish different performance periods and performance objectives.74

Assured Guaranty granted a limited number of PRP awards in 2007, which vested after four years of continued employment (or if earlier, on employment termination, if the participant’s termination occurred as a result of death, disability, or retirement), and participants received the designated award in a single lump sum when it vested, except that participants who vest as a result of retirement received the bonus at the end of the four year period during which the award would have vested had the participant continued in employment. The value of the award paid was greater than the originally designated amount only if actual company performance, as measured by an increase in Assured Guaranty’s adjusted book value, as defined in the PRP, improved during the four year performance period. For February 2007 awards, for those participants who vested prior to the end of the four year period as a result of their termination of employment resulting from retirement, death or disability, the value of the award paid was greater than the originally designated amount only if actual company performance, as measured by an increase in the company’s adjusted book value, improved during the period ending on the last day of the calendar quarter prior to the date of the participant’s termination of employment.  Beginning in 2008, Assured Guaranty integrated PRP awards into its long term incentive compensation system and substantially increased the number and amount of these awards. Generally, each PRP award is divided into three installments, with 25% of the award allocated to a performance period that includes the year of the award and the next year, 25% of the award allocated to a performance period that includes the year of the award and the next two years, and 50% of the award allocated to a performance period that includes the year of the award and the next three years. Each installment of an award vests if the participant remains employed through the end of the performance period for that installment. Awards may vest upon the occurrence of other events as set forth in the plan documents. Payment for each performance period is made at the end of that performance period. One half of each installment is increased or decreased in proportion to the increase or decrease of per share adjusted book value during the performance period, and one half of each installment is increased or decreased in proportion to the operating return on equity during the performance period. Since 2008, a limited number of awards have cliff vesting in four or five years. Operating return on equity and adjusted book value are defined in each PRP award agreement.  Under awards since 2008, a payment otherwise subject to the $1 million limit on tax deductible compensation, will not be made unless performance satisfies a minimum threshold.  As described above, the performance measures used to determine the amounts distributable under the PRP are based on Assured Guaranty’s operating return on equity and growth in per share adjusted book value, or in the case of the 2007 awards growth in adjusted book value, as defined. The Compensation Committee believes that management’s focus on achievement of these performance measures will lead to increases in the Company’s intrinsic value.  The Company recognized cash based compensation expense of $0.7 million and $1.5 million for the year ended December 31, 2011 and 2010, respectively, representing its proportionate share of the Assured Guaranty expense.  15. Subsequent Events (Unaudited)  Subsequent events have been considered through May 17, 2012, the date at which these financial statements were issued. The Company considered recognized subsequent events through February 29, 2012, the date Assured Guaranty’s financial statements were issued. The Company considered non recognized subsequent events through May 17, 2012.  Greek Sovereign Debt  As of March 31, 2012 the Company had exposure to sovereign debt of Greece through financial guarantees of €56.8 million of debt due in 2037 with a 4.5% fixed coupon and €15.0 million of inflation-linked debt due in 2057 with a 2.085% coupon. On February 24, 2012, Greece announced the terms of exchange offers and consent solicitations that requested the voluntary participation by holders of certain Greek bonds, including the insured 2037 and 2057 bonds, in an exchange that would result in the cancellation of such bonds in exchange for a package of replacement securities with lower principal amounts, and requested the consent of holders to amendments of the bonds that could be used to impose the same terms on holders that do not voluntarily participate in the exchange. In March 2012, the exchange was imposed through collective action clauses on the Company’s exposure to the 2037 bonds. In April 2012, the Company consented to the exchange with respect to its exposure on the 2057 bonds. The exchanges have caused the Company to recognize inception to date economic loss development of $44.2 million net of salvage received in the form of such exchanged securities, as of March 31, 2012. This represents an increase from the equivalent amounts of $5.6 million as of December 31, 2011. 75

Recoveries for Breaches of Representations and Warranties  On May 8, 2012, Assured Guaranty reached a settlement with Deutsche Bank AG and certain of its affiliates (collectively, “Deutsche Bank”), resolving claims related to certain residential mortgage-backed securities (“RMBS”) transactions issued, underwritten or sponsored by Deutsche Bank that were insured by AGM and AGC under financial guaranty insurance policies and to certain RMBS exposures in re-securitization transactions as to which Assured Guaranty provides credit protection through CDS.  Assured Guaranty received a cash payment of $165.6 million from Deutsche Bank upon signing, a portion of which will partially reimburse AGM for past losses on certain transactions. Assured Guaranty and Deutsche Bank have also entered into loss sharing arrangements covering future RMBS related losses, which are described below. Under the Deutsche Bank Agreement, Deutsche Bank AG will place approximately $282.7 million of eligible assets in trust in order to collateralize the obligations of a reinsurance affiliate under the loss-sharing arrangements, and the Deutsche Bank reinsurance affiliate may post additional collateral in the future to satisfy rating agency requirements.  The settlement includes six AGM and two AGC-insured RMBS transactions (“Covered Transactions”) of which a portion is reinsured by the Company. The Covered Transactions are backed by first lien and second lien mortgage loans. Under the Deutsche Bank Agreement, the Deutsche Bank reinsurance affiliate will reimburse 80% of Assured Guaranty’s future losses on the Covered Transactions until Assured Guaranty’s aggregate losses (including those to date that are partially reimbursed by the $165.6 million cash payment) reach S318.8 million. Assured Guaranty currently projects that the Covered Transactions will not generate aggregate losses in excess of $318.8 million. In the event aggregate losses exceed $388.8 million, the reinsurance affiliate is required to resume reimbursement at the rate of 85% of Assured Guaranty’s losses in excess of $388.8 million until such losses reach $600.0 million. The Covered Transactions represented $581 million of gross par outstanding as of April 25, 2012.  Certain uninsured tranches (“Uninsured Tranches”) of three of the Covered Transactions are included as collateral in RMBS re-securitization transactions as to which AGC provides credit protection through CDS. Under the Deutsche Bank Agreement, the Deutsche Bank reinsurance affiliate will reimburse losses on the CDS in an amount equal to 60% of losses in these Uninsured Tranches until the aggregate losses in the Uninsured Tranches reach $141.1 million Assured Guaranty currently projects that the Uninsured Tranches will not generate losses in excess of $141.1 million. In the event aggregate losses exceed $161.1 million, reimbursement resumes at the rate of 60% until the aggregate losses reach $185.1 million. The reinsurance affiliate is required to reimburse any losses in excess of $185.1 million at the rate of 100% until the aggregate losses reach $247.8 million. The Uninsured Tranches represent $337 million of gross par outstanding as of April 25, 2012.  Assured Guaranty had filed complaints against Deutsche Bank on two of the Covered Transactions. As part of the settlement, Assured Guaranty has settled its litigation against Deutsche Bank on those two Covered Transactions and on one other RMBS transaction. See Note 4 of the Financial Statements, Financial Guaranty Insurance Contracts, “Recovery Litigation—RMBS Transactions” for information about the RMBS transactions subject to the settlement.  The terms of the Deutsche Bank settlement were largely reflected in the Company’s 2011 financial guaranty insurance expected losses.  Except for the Uninsured Tranches, the settlement does not include Assured Guaranty’s CDS with Deutsche Bank. The parties have agreed to continue efforts to resolve CDS-related claims.  Loan to Assured Guaranty U.S. Holdings Inc.  In February 2012, AGRO entered into a loan agreement with Assured Guaranty US Holdings Inc. (“AGUS”), a subsidiary of AGL, which authorizes borrowings up to $100.0 million for the purchase of all of the outstanding capital stock of Municipal and Infrastructure Assurance Corporation (“MIAC”). As of the date of the filing, no amounts had been borrowed under this agreement. In May 2012, Assured Guaranty received regulatory approval for the purchase of MIAC. Accordingly, AGUS anticipates borrowing approximately $90.0 million under such agreement prior to June 1, 2012 in order to fund a portion of the purchase price. Interest will accrue on the unpaid principal amount of the loan at a rate of six-month LIBOR plus 3.00% per annum. The entire outstanding principal balance of the loan, together with all accrued and unpaid interest, will be due and payable on the fifth anniversary of the date the loan is made. 76